Exhibit 10.7

AHR CAPITAL MS LIMITED

MORGAN STANLEY MORTGAGE SERVICING LIMITED

MORGAN STANLEY BANK, N.A.

MORGAN STANLEY PRINCIPAL FUNDING, INC.

AMENDMENT AND RESTATEMENT DEED

IN RELATION TO THE THIRD AMENDED AND RESTATED

MULTICURRENCY REVOLVING FACILITY AGREEMENT

DATED 17 FEBRUARY 2006, AS AMENDED AND

RESTATED ON 9 JANUARY 2009

SCHEDULE 1	CONDITIONS PRECEDENT	8

ANNEX 1	FOURTH AMENDED AND RESTATED FACILITY AGREEMENT	19

THIS DEED is made on 15 May 2009,

BETWEEN:

(1)	AHR CAPITAL MS LIMITED, a company incorporated under the laws of the Republic of Ireland under number 411989 with its registered office at Custom House Plaza Block 6, International Financial Services Centre, Dublin 1, Republic of Ireland (the “Borrower”);

(2)	MORGAN STANLEY BANK, N.A. (the “Initial Lender”)

(3)	MORGAN STANLEY MORTGAGE SERVICING LIMITED, a company incorporated under the laws of England and Wales under number 03411668 with its registered office at 25 Cabot Square, Canary Wharf, E14 4QA London, United Kingdom (the “Security Trustee”);

(4)	MORGAN STANLEY PRINCIPAL FUNDING, INC. (the “Agent”); and

(5)	MORGAN STANLEY PRINCIPAL FUNDING, INC. (a “Lender”).

INTRODUCTION:

(A)	The Borrower, the Security Trustee, Morgan Stanley Bank, N.A as the Initial Lender and Morgan Stanley Bank, N.A, acting as agent for the Initial Lender (the “Original Agent” and, together with the Borrower, the Security Trustee and the Initial Lender, the “Original Parties”) entered into a multicurrency revolving facility agreement dated 17 February 2006 (the “Original Facility Agreement”).

(B)	Pursuant to an amendment and restatement deed in relation to the Original Facility Agreement dated 20 July 2007, the Original Parties amended and restated the Original Facility Agreement (the “First Amended Facility Agreement”).

(C)	Pursuant to an amendment and restatement deed in relation to the First Amended Facility Agreement dated 15 February 2008, the Original Parties amended and restated the First Amended Facility Agreement (the “Second Amended Facility Agreement”).

(D)	Pursuant to clause 21 of the First Amended Facility Agreement the Initial Lender, the First New Lender and the Original Agent entered into a Transfer Certificate dated on or about 15 February 2008 (the “First Transfer Certificate”) whereby the rights and obligations of the Initial Lender under the First Amended Facility Agreement were transferred to Morgan Stanley Principal Funding, Inc. (the “First New Lender”).

(E)	Subsequent to the execution of the First Transfer Certificate pursuant to clause 23.10 of the First Amended Facility Agreement the Original Agent resigned as agent under the First Amended Facility Agreement and appointed in its place Morgan Stanley Principal Funding, Inc. (in such capacity the “Agent” and, together with the Borrower, the Security Trustee and the First New Lender, the “Parties”).

(F)	Pursuant to an amendment and restatement deed in relation to the Second Amended Facility Agreement dated 31 December 2008, the Parties amended and restated the Second Amended Facility Agreement (the “December 2008 Facility Agreement”).

(G)	Pursuant to an amendment and restatement deed in relation to the December 2008 Facility Agreement dated 9 January 2009, the Parties amended and restated the December 2008 Facility Agreement (the “Third Amended Facility Agreement”).

(H)	The Parties hereby wish to amend and restate the Third Amended Facility Agreement in the manner set out herein, notwithstanding any previous agreement between the Parties with respect thereto.

THE PARTIES AGREE as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

“Fourth Effective Date” means the date on which the Agent confirms to the Lenders and the Borrower that it has received each of the documents listed in Schedule 1 (Conditions Precedent) in a form and substance satisfactory to the Agent in its absolute discretion.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Third Amended Facility Agreement has the same meaning in this Deed and the Introduction.

(b)	The principles of construction set out in the Third Amended Facility Agreement shall have effect as if set out in this Deed.

(c)	The headings in this Deed do not affect its interpretation.

1.3	Clauses

In this Deed any reference to a “Clause”, a “Schedule” an “Annex” is, unless the context otherwise requires, a reference to a Clause, a Schedule or an Annex to this Deed.

1.4	Third party rights

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

1.5	Designation

In accordance with the Third Amended Facility Agreement, each of the Borrower and the Agent designates this Deed as a Finance Document.

2.	MS BANK

2.1	Initial Lender

The Parties acknowledge that pursuant to the First Transfer Certificate and the provisions of the Second Amended Facility Agreement the Initial Lender’s rights and obligations under the Second Amended Facility Agreement were assumed by Morgan

Stanley Principal Funding, Inc.; Morgan Stanley Principal Funding, Inc. replaced the Initial Lender as a Lender; and the Initial Lender ceased to be a party to the Second Amended Facility Agreement thereby.

2.2	Original Agent

The Parties acknowledge that the Original Agent has been replaced by Morgan Stanley Principal Funding, Inc. in its role as Agent under the relevant Transaction Documents; all of the Original Agent’s rights and obligations as Agent under such Transaction Documents have been assumed by Morgan Stanley Principal Funding, Inc.; and the Original Agent has ceased to be party to such Transaction Documents.

2.3	Party to this Deed

Morgan Stanley Bank, N.A. is a party to this Deed for the purposes of the acknowledgements in Clauses 2.1 (Initial Lender) and 2.2 (Original Agent) and not for the purposes of amending and restating the Third Amended Facility Agreement, for which its agreement is not necessary.

3.	SECURED OBLIGATIONS

The parties acknowledge that the amendments to the Third Amended Facility Agreement effected pursuant to Clause 4 (Amendment and Restatement of the Third Amended Facility Agreement) will, by virtue of such amendment, amend other Finance Documents, including the obligations secured by security granted under the Finance Documents. The parties agree to such amendments to such other Finance Documents and that the security granted under the Finance Documents shall continue in full force and effect securing the obligations referred to, as amended by virtue of this Deed. References to the Third Amended Facility Agreement in any Finance Document shall be a reference to that document, as amended by this Deed.

4.	AMENDMENT AND RESTATEMENT OF THE THIRD AMENDED FACILITY AGREEMENT

With effect from the Fourth Effective Date the Third Amended Facility Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Annex 1 (Fourth Amended and Restated Facility Agreement) hereto (the “Fourth Amended Facility Agreement”).

5.	CONSENT TO AMENDMENTS TO DOCUMENTS

This Deed shall constitute the prior written consent from the Security Trustee to the amendments to the Third Amended Facility Agreement set out in the Fourth Amended Facility Agreement.

6.	WAIVER

The Finance Parties hereby confirm that on the Fourth Effective Date:

(a)	any breach of the Third Amended Facility Agreement occurring prior to the Fourth Effective Date by virtue of a right to determine and re-determine the Borrowing Base pursuant to Clause 8.3(a) and the provisions of Clause 8.3(b) of the Third Amended Facility Agreement being exercised, will be waived indefinitely;

(b)	any breach of the Third Amended Facility Agreement occurring prior to the Fourth Effective Date by virtue of a failure, solely in respect of the fiscal year of the Borrower ending 31 December 2008, pursuant to Clause 18.1(b) of the Third Amended Facility Agreement to deliver a opinion of independent certified public accountants of recognised national standing not qualified as to going concern will be waived indefinitely; and

(c)	for the avoidance of doubt, each other obligation of the Borrower under the Third Amended Facility Agreement shall continue in full force and effect save as amended hereby, and nothing in this Clause 6 (Waiver) shall read as a waiver of any remedy relating to a breach or non-performance of any other obligation of the Borrower under the Third Amended Facility Agreement prior to the Fourth Effective Date.

7.	REPRESENTATIONS AND WARRANTIES

Each of the parties hereto makes the following representations and warranties with respect to itself:

7.1	Power and Authority: It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, this Deed and the transactions contemplated thereby.

7.2	Legal Validity: This Deed constitutes its legal, valid and binding obligations.

7.3	Authorisations: In the case of the Security Trustee and the Agent and the Lender, all material authorisations, and in the case of the Borrower, all authorisations required in connection with the entry into and validity of and the transactions contemplated by this Deed have been obtained and effected (as appropriate) and are in full force and effect.

8.	CONTINUITY AND FURTHER ASSURANCE

8.1	Continuing obligations

The provisions of the Third Amended Facility Agreement and the other Finance Documents shall, save as amended by this Deed, continue in full force and effect.

8.2	Further assurance

The Borrower shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Deed.

9.	FEES, COSTS AND EXPENSES

9.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Lenders the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of this Deed and any other documents referred to in this Deed (including any schedule hereto).

9.2	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, this Deed.

9.3	Stamp taxes

The Borrower shall pay and, within 5 Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Deed.

10.	MISCELLANEOUS

10.1	Incorporation of terms

The provisions of Clause 28 (Notices), Clause 30 (Partial Invalidity), Clause 31 (Remedies and waivers) and Clause 36 (Enforcement) of the Third Amended Facility Agreement shall be incorporated into this Deed as if set out in full in this Deed and as if references in those clauses to “this Agreement” are references to this Deed.

11.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

SCHEDULE 1

CONDITIONS PRECEDENT

For the purposes of this Schedule only, all terms not otherwise defined in this Schedule or in this Deed have the meaning ascribed to them in the Fourth Amended Facility Agreement.

1.	Executed Deed

This Deed, duly executed and delivered by each relevant Obligor.

2.	Certificates of Anthracite Restructuring Obligors

A certificate of director or secretary of each of Anthracite Capital, Inc, AHR Capital MS Limited, AHR Capital BOFA Limited, AHR Capital DB Limited, Anthracite Capital BOFA Funding LLC, Anthracite Funding, LLC, Anthracite Secured Interest LLC and AHR Capital Limited (collectively, the “Anthracite Restructuring Obligors”) certifying that each copy document relating to it specified herein is correct, complete and in full force and effect as at a date no earlier than the date of this Deed, and attaching:

(A)	A copy of a resolution of the board of directors of each such Anthracite Restructuring Obligor:

(1)	approving the terms of, and the transactions contemplated by (in particular, where applicable, the granting of security by), the Restructuring Documents and resolving that it execute such Restructuring Documents (including this Deed); and

(2)	authorising a specified person or persons to execute such Restructuring Documents on its behalf.

(B)	A copy of an incumbency certificate dated on 15 May 2009 relating to each director of each such Anthracite Restructuring Obligor and of each authorised signatory to a Restructuring Document of such Anthracite Restructuring Obligor (including a specimen of the signature of each such authorised signatory).

(C)	A copy of the constitutional documents of each relevant Anthracite Restructuring Obligor, including, where applicable, certificates of good standing.

(D)	A copy of the operating agreement relating to each Anthracite Restructuring Obligor.

(E)	Copies certified by the applicable Anthracite Restructuring Obligor, of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by such Anthracite Restructuring Obligor of, and the validity and enforceability of, the Restructuring Documents, which consents, licenses and approvals shall be in full force and effect.

3.	Restructuring Documents

3.1	Bank of America borrowers

Amendments

(a)	BoA Omnibus Amendment Agreement

(b)	BoA Amended and Restated Parent Guaranty

(c)	BoA Amended and Restated Parent Pledge Agreement

(d)	BoA Amended and Restated Borrower Security Reaffirmation Agreement

(e)	BoA Deed of Charge and Assignment Supplemental Deed

(f)	BoA Amendment to the Master Repurchase Agreement

(g)	BoA Direction Letter

(h)	BoA Amended and Restated Guaranty

(i)	BoA Amendment to Eligible Assets Account Control Agreement

(j)	BoA Amendment to Collection Account Control Agreement

(k)	BoA Affiliate Security Agreement Amendment and Reaffirmation Agreement

New first ranking security

(l)	BoA Back-Up Parent Security Agreement

New second ranking security

(m)	BoA Second Priority Repo Security Agreement

(n)	BoA Second Priority Collateral Security Agreement

(o)	BoA Second Debenture (Irish)

(p)	BoA Second Debenture (English)

(q)	BoA Second Deed of Charge and Assignment

(r)	BoA Second Priority Collection Account Control Agreement

(s)	BoA Second Priority Eligible Assets Account Control Agreement

(t)	BoA Second Priority Back-Up Parent Security Agreement

(u)	BoA Second Priority Parent Equity Pledge Agreement

(v)	BoA Second Priority Share Charge

Registrations/confirmations

(w)	Repo Confirmation

(x)	Transfer Documents relating to Class G of AHR 2006-1 HY3

(y)	Any required UCC Financial Statements

(z)	Any required Irish security registrations

(aa)	Any required English security registrations

3.2	Morgan Stanley borrower

New Documents

(a)	Debt Reduction Agreement between the Borrower and Anthracite

(b)	Disbursements Agreement between the Borrower and Anthracite

Amendments

(c)	Amendment to Debenture

(d)	Amendment to Guarantee

(e)	Amendment to Pledge and Security Agreement

New first ranking security

(f)	First Priority Borrower Irish Share Charge

(g)	First Ranking Borrower New York Share Charge

New second ranking security

(h)	Second Priority Control Agreement

(i)	Second Ranking Pledge and Security Agreement

(j)	Second Ranking Debenture

(k)	Second Ranking Borrower Irish Share Charge

(l)	Second Ranking Borrower New York Share Pledge

(m)	Amendment to Custodial Agreement

Registrations/confirmations

(n)	Any required UCC Financial Statements

(o)	Any required Irish security registrations

(p)	Any required English security registrations

3.3	Deutsche Bank borrowers

Amendments

(a)	DB Amendment to Repurchase Agreement

(b)	DB Amendment to Guaranty

(c)	DB Amendment to Custodial Agreement

New first ranking security

(d)	DB Seller Security Agreement

(e)	DB Debenture

(f)	DB First Ranking Irish Share Charge

(g)	DB First Ranking New York Share Pledge

(h)	Pledge Documents relating to LEAFS Asset (together with delivery of all requested underlying asset documents related to the LEAFS Asset)

New second ranking security

(i)	DB Second Priority Security Agreement

(j)	DB Second Priority Share Pledge Agreement

(k)	DB Second Ranking Deed of Charge and Assignment

(l)	DB Second Ranking Debenture

Registrations/confirmations

(m)	Any required UCC Financial Statements

(n)	Any required Irish security registrations

(o)	Any required English security registrations

3.4	Common

Intercreditor documents

(a)	Custodial and Account Control Agreement

(b)	Intercreditor Agreement

(c)	Collateral Agency Agreement

(d)	Subordination Agreement

Security regarding new US SPE

(e)	Holdco Pledge and Security Agreement

(f)	Equity Pledge and Security Agreement, together with an executed copy of the form of Acknowledgement and Consent exhibited to the Equity Pledge and Security Agreement

(g)	Deposit Account Control Agreement

Security regarding AHR Capital Limited

(h)	Share Charge Agreement

(i)	Equity Pledge and Security Agreement (AHR Capital Limited)

(j)	Complete Loan Files for all SPE Holdco Loans and Property of AHR Ireland

(k)	All documents relating to AHR CDOs reasonably requested

Asset information

(l)	All documents relating to the AHR Ireland asset transfer reasonably requested

(m)	All unencumbered asset documentation reasonably requested

Cash flows and security regarding AHR Capital Limited

(n)	Evidence that the Guarantor has (A) granted, or caused to be granted, to the Collateral Agent, for the benefit of the Anthracite Senior Creditors, either directly or indirectly, a perfected first-priority security interest in all of the Property of AHR Capital Limited, a private, limited company incorporated in Ireland (“AHR Ireland”), in respect of which a security interest may be granted under applicable law, now owned or at any time hereafter acquired (collectively, the “AHR Ireland Property”); and (B) transferred, or caused to be transferred, irrevocably and on an ongoing basis, all of the proceeds and income (after deductions for expenses within the relevant budget and taxes, including, without limitation, all dividends, interest and other distributions) in respect of the AHR Ireland Property to the Cash Management Account in dollars

4.	Legal opinions

4.1	New documents, first ranking security

(a)	A legal opinion of K&L Gates LLP, legal advisers to the Borrower in England, substantially in the form distributed prior to signing this Deed.

(b)	A legal opinion of Arthur Cox, legal advisers to the Borrower in Ireland in the form distributed prior to signing this Deed.

(c)	A legal opinion of Latham & Watkins LLP, legal advisers to the Borrower in New York in the form distributed prior to signing this Deed.

(d)	A legal opinion of Miles & Stockbridge P.C., legal advisers to the Borrower in Maryland in the form distributed prior to signing this Deed.

4.2	Second ranking security

(e)	A legal opinion of K&L Gates LLP, legal advisers to the Borrower in England.

(f)	A legal opinion of Arthur Cox, legal advisers to the Borrower in Ireland.

(g)	A legal opinion of Latham & Watkins LLP, legal advisers to the Borrower.

(h)	A legal opinion of Miles & Stockbridge P.C., legal advisers to the Borrower.

(i)	If any Anthracite Restructuring Obligor is incorporated in a jurisdiction other than those listed above, a legal opinion of the legal advisers to such Anthracite Restructuring Obligor in the relevant jurisdiction.

5.	Other documents and evidence

(a)	Budget from Anthracite

(b)	Confirmation of the establishment of cash management account

(c)	Confirmation of the establishment of SPE account

(d)	With respect to any loan constituting additional collateral, an irrevocable direction letter executed by the applicable Anthracite Restructuring Obligor (together with acknowledgements therefor), to the underlying obligor or other applicable party making payments on such loan, instructing such person to make all payments in respect of such loan to the Cash Management Account (as defined in the Custodial and Account Control Agreement), together with proof of delivery to such person.

(e)	A true, correct and complete summary of the corporate structure of Anthracite and its subsidiaries as of the date hereof, showing all corporate and contractual relationships (including, without limitation, any payments or distribution obligations) (1) among and between such persons and (2) among such persons and any Blackrock entity, such summary to be certified as to its accuracy by an office of the Guarantor, and be in form and substance acceptable to the Agent in its sole discretion.

(f)	The results of a recent search by a person satisfactory to the Agent of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of Anthracite Capital, Inc., and the results of such search shall be satisfactory to the Agent;

(g)	Details from Anthracite of cash flow and servicing fees payment mechanics with regard to the servicer in relation to the Borrower

(h)	A copy of the servicing agreement in relation to the Borrower.

(i)	Evidence that the fees, costs and expenses then due pursuant to Clause 9 (Fees, costs and expenses) of this Deed and in relation to any previous modifications to the Finance Documents have been paid.

(j)	Evidence that the Borrower has taken all such steps as the Security Trustee may require in relation to the Borrower’s obligation under Clause 6 (Further Assurance) of the First Ranking Debenture, including granting German law security over Assets which are governed by German law, located in Germany or owed by a German entity and providing legal opinions in relation thereto.

(k)	Evidence, in form and substance satisfactory to the Agent, of the accepted appointment of a process agent for each Anthracite Restructuring Obligor not resident in England and Wales which is party to any English jurisdiction documents referred to in this schedule.

(l)	To the extent not covered by the above, evidence of attached, first priority perfected security interests in all of the new collateral and of attached second priority perfected security interests in all of the BoA and DB collateral for the benefit of the Finance Parties.

(m)	Assignments, stock powers, endorsements or equivalent powers, duly executed in blank, from the current holder of any security or any other property in certificated form, which is being transferred or pledged by an Anthracite Restructuring Obligor to any Anthracite Senior Creditor, with any transfer tax stamps attached or provided, which shall be sufficient to vest good and valid title to the relevant Secured Creditor

(n)	Second ranking security documents in favour of the Collateral Agent for the benefit of the Finance Parties in respect of any first ranking security in favour of any Anthracite Senior Creditor.

(o)	A copy of the Subordinated Loan Agreement and copies of all other agreements between Anthracite Group Companies and between any Anthracite Group Company and any Blackrock Group Company under which Indebtedness (including fees) are incurred.

(p)	Evidence of the delivery to the relevant custodian or trustee of any perfection documents and/or bearer instruments relating to any security created by the Restructuring Documents.

(q)	Any other document which the Agent may reasonably require.

6.	Additional CPs

Any other document, payment, registration, evidence of any action or other item expressed to be a condition precedent (howsoever described) of any other document executed by any party in connection with any of the above. For the avoidance of doubt, each such additional condition precedent shall be incorporated herein and shall have effect as if set out in full herein together with any applicable definitions.

IN WITNESS the parties hereto have executed this Deed as a deed and intend to deliver and do deliver this Deed on the day and year first herein before written.

THE BORROWER

SIGNED, SEALED AND DELIVERED by	)
the duly authorised attorney of	)
AHR Capital MS Limited	)
in the presence of	)	Richard Shea

Signature of witness	Paul Horowitz
Name of witness	Paul Horowitz
Address of witness	New York, New York

THE INITIAL LENDER

MORGAN STANLEY BANK, N.A.

By:	Mark D. Cross
Name:	Mark D. Cross
Title:	Senior Credit Officer

THE AGENT

MORGAN STANLEY PRINCIPAL FUNDING, INC.

By:	Cynthia Eckes
Name:	Cynthia Eckes
Title:	Authorised Signatory

THE FIRST NEW LENDER

MORGAN STANLEY PRINCIPAL FUNDING, INC.

By:	Cynthia Eckes
Name:	Cynthia Eckes
Title:	Authorised Signatory

THE SECURITY TRUSTEE

MORGAN STANLEY MORTGAGE SERVICING LIMITED

By:	Thomas Jackivicz
Name:	Thomas Jackivicz
Title:	Authorised Signatory

By:	Jonathan Stephen Dryer
Name:	Jonathan Stephen Dryer
Title:	Authorised Signatory

ANNEX 1

FOURTH AMENDED AND RESTATED FACILITY AGREEMENT

$300,000,000

FACILITY AGREEMENT

AHR CAPITAL MS LIMITED

as the Borrower

MORGAN STANLEY MORTGAGE SERVICING LIMITED

as the Security Trustee

and

MORGAN STANLEY PRINCIPAL FUNDING, INC.

as a Lender and the Agent

MULTICURRENCY FACILITY AGREEMENT DATED 17

FEBRUARY 2006 AS AMENDED AND RESTATED BY A

FOURTH AMENDMENT AND RESTATEMENT AGREEMENT

DATED ON OR ABOUT 15 MAY 2009

THIS MULTICURRENCY FACILITY AGREEMENT is made between

(1)	AHR CAPITAL MS LIMITED, a company incorporated under the laws of the Republic of Ireland under number 411989 with its registered office at Custom House Plaza Block 6, International Financial Services Centre, Dublin 1, Republic of Ireland (the “Borrower”);

(2)	MORGAN STANLEY MORTGAGE SERVICING LIMITED, a company incorporated under the laws of England and Wales under number 03411668 with its registered office at 25 Cabot Square, Canary Wharf, E14 4QA London, United Kingdom (the “Security Trustee”);

(3)	MORGAN STANLEY PRINCIPAL FUNDING, INC. (the “Agent”); and

(4)	MORGAN STANLEY PRINCIPAL FUNDING, INC. (a “Lender”).

RECITAL

(A)	The Borrower, the Security Trustee, Morgan Stanley Bank, N.A as the initial lender (the “Initial Lender”) and Morgan Stanley Bank, N.A, acting as agent for the Initial Lender (the “Original Agent” and, together with the Borrower, the Security Trustee and the Initial Lender, the “Original Parties”) entered into a multicurrency revolving facility agreement dated 17 February 2006 (the “Original Facility Agreement”).

(B)	Pursuant to an amendment and restatement deed in relation to the Original Facility Agreement dated 20 July 2007, the Original Parties amended and restated the Original Facility Agreement (the “First Amended Facility Agreement”).

(C)	Pursuant to an amendment and restatement deed in relation to the First Amended Facility Agreement dated 15 February 2008, the Original Parties amended and restated the First Amended Facility Agreement (the “Second Amended Facility Agreement”).

(D)	Pursuant to clause 21 of the First Amended Facility Agreement the Initial Lender, the First New Lender and the Original Agent entered into a Transfer Certificate dated on or about 15 February 2008 (the “First Transfer Certificate”) whereby the rights and obligations of the Initial Lender under the First Amended Facility Agreement were transferred to Morgan Stanley Principal Funding, Inc. (the “First New Lender”).

(E)	Subsequent to the execution of the First Transfer Certificate pursuant to clause 23.10 of the First Amended Facility Agreement the Original Agent resigned as agent under the First Amended Facility Agreement and appointed in its place Morgan Stanley Principal Funding, Inc. (in such capacity the “Agent” and, together with the Borrower, the Security Trustee and the First New Lender, the “Parties”).

(F)	Pursuant to an amendment and restatement deed in relation to the Second Amended Facility Agreement dated 31 December 2008, the Parties amended and restated the Second Amended Facility Agreement (the “December 2008 Facility Agreement”).

(G)	Pursuant to an amendment and restatement deed in relation to the December 2008 Facility Agreement dated 9 January 2009, the Parties amended and restated the December 2008 Facility Agreement (the “ Third Amended Facility Agreement”).

(H)	Pursuant to an amendment and restatement deed in relation to the Third Amended Agreement dated on or about 15 May 2009 (the “Fourth Amendment Deed”), the Parties wished to amend and restate the Third Amended Facility Agreement in the manner set out herein (the “Agreement” and the “Fourth Amended Facility Agreement”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Bank” means Bank of America, National Association, (as successor by merger to LaSalle Bank National Association).

“Accrued Fees” means all amounts payable by the Borrower to the Finance Parties pursuant to the Finance Documents (other than principal, interest and Deferred Restructuring Fees);

“Accrued Interest” means interest accrued pursuant to the Finance Documents.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Advance Rate” means, for each Asset, the advance rate set forth in the Request for Borrowing which shall be consistent with the pricing matrix, as set forth in Schedule 10 (Pricing Matrix).

“Affiliate” means, in respect of any specified person, any other person directly or indirectly controlling, controlled by, or under common control with, such person. For the purposes of this definition, “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto; provided, that any person which owns directly or indirectly 25 per cent. or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 25 per cent. or more of the partnership or other ownership interests of any other person (other than as a limited partner of such other person) shall be deemed to control such corporation or other person. Notwithstanding the forgoing, for all purposes hereunder, neither BlackRock Financial Management, Anthracite nor any direct or indirect Subsidiary thereof shall be an “Affiliate” of Bank of America Corporation or any of its Subsidiaries (except BlackRock Financial Management, Anthracite or any such direct or indirect Subsidiary thereof).

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“AHR Capital Limited” means a private limited company incorporated in Ireland with registration number 398357, whose registered office is at 1 Guild Street, IFSC, Dublin 1, Ireland.

“Amelia Asset 1 B.V.” means a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of The Netherlands, with its registered office in Amsterdam, The Netherlands and its principal place of business at Strawinskylaan 1161, 1077 XX Amsterdam, The Netherlands, registered in The Netherlands with the Trade Registered under number 34219418, and the borrower under the Charlotte Credit Facility.

“Amendment to Custodial Agreement” means the amendment agreement amending the Custodial Agreement.

“Amendment to Debenture” means the amendment and restatement deed dated on our about 15 May 2009 between, inter alios, the Borrower and the Security Trustee amending the First Ranking Debenture.

“Amendment to Guarantee” means the amendment agreement dated on or around 15 May 2009 amending the Guarantee.

“Amendment to Pledge and Security Agreement” means the amendment agreement between the Borrower and the Security Trustee dated on or around 15 May 2009 to the pledge and security agreement (Anthracite Euro CRE CDO 2006-1 P.L.C.) dated as of December 31, 2008.

“Anthracite” means Anthracite Capital, Inc.

“Anthracite Assets” means the Anthracite Collateral Assets, the Borrower Shares, the SPV Shares, the DB Borrower Shares, the BoA Borrower Shares and the Borrower Bank Accounts.

“Anthracite Borrower” means the Borrower, the BoA Borrowers and the DB Borrowers.

“Anthracite Collateral Asset” means the Assets, the DB Assets, the BoA Assets, and the SPV Assets.

“Anthracite Collateral Obligor” means, any obligor with respect to any Anthracite Collateral Asset, any issuer of any debt security comprising any portion of the Anthracite Collateral Asset and the issuer of any Preferred Equity Interest.

“Anthracite Default” means a Default, a DB Default, a BoA Default or any event of default (however phrased) under any Anthracite Finance Document or any event or circumstance which would (with the expiry of a grace period, the giving of notice, or any combination of any of the foregoing) be such an event of default or any breach by an Anthracite Group Company of any contract to which it is party.

“Anthracite Finance Document” means any Finance Document, any DB Finance Document, any BOA Finance Document and any Restructuring Document.

“Anthracite Group Company” means any of Anthracite and any of its Affiliates.

“Anthracite Group Company MAE” means a material adverse effect on:

(a)	the business, operations, Property, condition (financial or otherwise) or prospects of any Anthracite Group Company;

(b)	the ability of an Anthracite Group Company to perform its obligations under any of the Anthracite Finance Documents;

(c)	the validity or enforceability of any of the Anthracite Finance Documents or the rights or remedies of any Anthracite Senior Creditor under any of the Anthracite Finance Documents;

(d)	the timely payment of principal or of interest on any Indebtedness owed by an Anthracite Group Company or other amounts payable in connection therewith; or

(e)	the financial assets of an Anthracite Group Company.

“Anthracite Notes” means the Class E Deferrable Interest Floating Rate Notes due 2042 and the Class F Subordinated Notes due 2042 issued by Anthracite Euro CRE CDO 2006-1 p.l.c. and owned by the Borrower.

“Anthracite Obligor” means each Anthracite SPV and the Guarantor.

“Anthracite Second Ranking Security Document” means the BoA Second Priority Repo Security Agreement, the BoA Second Priority Collateral Security Agreement, the BoA Second Debenture (Irish), the BoA Second Debenture (English), the BoA Second Deed of Charge and Assignment, the BoA Second Priority Collection Account Control Agreement, the BoA Second Priority Eligible Assets Account Control Agreement, the BoA Second Priority Back-Up Parent Security Agreement, the BoA Second Priority Parent Equity Pledge Agreement, the BoA Second Priority Share Charge, the Second Ranking Security Documents, the DB Second Priority Security Agreement, the DB Second Priority Share Pledge Agreement, the DB Second Ranking Debenture and the DB Second Ranking Deed of Charge and Assignment.

“Anthracite Senior Creditors” means each of Bank of America, N.A., Banc of America Mortgage Capital Corporation, Deutsche Bank AG, Cayman Islands Branch, Morgan Stanley Mortgage Servicing Limited and Morgan Stanley Principal Funding, Inc.

“Anthracite SPV” means any Anthracite Borrower, AHR Capital Limited (an Irish company) and Anthracite Secured Interest LLC, a Delaware limited liability company.

“Applicable Margin” means:

(a)	to (but excluding) Original Termination Date, 3.50 per cent. per annum; and

(b)	from (and including) the Original Termination Date, 4.00 per cent. per annum.

“Appraisal” means a valuation of any Property prepared by a valuer reasonably acceptable to the Agent.

“Asset” means any particular item of Eligible Collateral and/or any other Property.

“Asset Specific Loan Balance” means:

(a)	where a Loan relates to one Asset, amount of that Loan; and

(b)	where a Loan relates to more than one Asset, the portions of that Loan allocated to such Assets (converted into the Base Currency using the Agent’s Spot Rate of Exchange as at the day which was 1 Business Day prior to the relevant Funding Date of such Loan), as set forth in Schedule 17 (Loans and Assets) or, if a Lender has specified otherwise pursuant to Clause 10.5 (Reallocation of Eligible Collateral) and Clause 10.6 (Increase and decrease in Loan), as specified by such Lender. Whenever this Agreement states that principal payments on account of a Loan are to be allocated or applied to or against the Asset Specific Loan Balance of an Asset, the Asset Specific Loan Balance of such Asset shall be deemed reduced accordingly by the amount of the principal payments so applied (converted into the Base Currency using the Agent’s Spot Rate of Exchange as at the day which was 1 Business Day prior to the day on which such principal payments on account of such Loan are actually so allocated and applied).

“Asset Value” means, as of any date in respect of any Asset, the price (if not expressed in the Base Currency, converted into the Base Currency using the Agent’s Spot Rate of Exchange on the day such calculation is made) at which such Asset could readily be sold, after giving effect to the value of any Interest Rate Protection Agreements with respect to such Asset which are to be secured in favour of the Security Trustee as Collateral, as determined in good faith discretion by the Agent, which price may be determined to be zero and in no event shall exceed the then outstanding par value (where applicable) of the subject Eligible Collateral which consists of a Collateral Loan. The Agent’s determination of Asset Value, which may be made at any time and from time to time, shall be conclusive, absent manifest error, upon the parties to this Agreement; provided that, without limiting the effect of Clause 10.4 (Mandatory Prepayment), the Asset Value shall be deemed to be:

(1)	zero or such greater amount as determined in sole but good faith discretion by the Agent in respect of each Asset in respect of which there is a breach of a representation or warranty by a Collateral Obligor;

(2)	zero or such greater amount as determined in good faith, by, but at the sole discretion of the Agent in respect of each Asset in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period in excess of 30 days (after taking into account any applicable grace periods);

(3)	zero or such greater amount as determined in good faith, by, but at the sole discretion of, the Agent, in respect of each Asset which has been released from the possession of the Custodian under the Custodial Agreement to the Borrower for a period in excess of 14 days unless the Agent and Custodian have approved such release for a longer period of time; and

(4)	zero or such greater amount as determined in good faith, but at the sole discretion of, the Agent following the failure of Borrower to deliver the Collateral File associated with such Asset to the Custodian within 5 Business Days after the Funding Date associated with the Loan made in respect of such Asset.

Notwithstanding anything to the contrary contained in this definition, whenever an Asset Value determination is required under this Agreement:

(a)	the Borrower shall cooperate with the Agent in its good faith determination of the Asset Value of each Asset (including, without limitation, providing all information and documentation in the possession of the Borrower or otherwise within the control of the Borrower regarding such Asset); and

(b)	the Agent shall be entitled to consider any and all factors relevant to the determination of Asset Value including, without limitation, general and specific changes in the capital markets and the real estate markets, and other factors affecting any Asset, the Borrower, any Collateral Obligor or the transactions contemplated hereunder. Each communication by the Agent to the Borrower of an Asset Value determination pertaining to one or more Assets shall be subject to the disclaimer provisions set forth in Clause 36.3 (Disclaimers).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the Effective Date to and including the Business Day immediately preceding the date hereof.

“Available Credit” means, with respect to any Lender, such Lender’s Maximum Credit minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any Loans that are proposed to be made, the Base Currency Amount of its proportional participation in any Loans that are due to be made on or before the proposed Funding Date,

other than such Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Funding Date.

“B Notes” means the original executed subordinated note or other evidence of a subordinated interest with respect to a Mortgage Loan or a Mezzanine Loan (to which the applicable representations and warranties in Clause 20.13 (Asset Security) hereof are correct).

“Bank Agreement” means the collection account security and control agreement between, inter alios, the Borrower and the Security Trustee dated on or about 17 February 2006 as amended pursuant to that certain amended and restated collection account security and control agreement between, inter alios, the Borrower and the Security Trustee dated as of 9 January 2009.

“Base Currency” means dollars.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Request for Borrowing for that Loan (or, if the amount requested is not denominated in the Base

Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is 1 Business Day before the Funding Date) adjusted to reflect any repayment, prepayment, consolidation, increase or division of the Loans.

“BlackRock Credit Agreement” shall mean the credit agreement dated as of 7 March 2008 between Anthracite and BlackRock Holdco 2, Inc.

“BlackRock Financial Management” means BlackRock Financial Management, Inc.

“BlackRock Group Company” means any of BlackRock Financial Management, Blackrock Inc. and each of their Affiliates.

“BoA Affiliate Security Agreement Amendment and Reaffirmation Agreement” means the reaffirmation agreement as amended and restated on or around 15 May 2009 relating to the borrower security agreement.

“BoA Amended and Restated Borrower Security Reaffirmation Agreement” means the reaffirmation agreement as amended and restated on or around 15 May 2009 between, inter alios, AHR Capital BofA Limited and Bank of America, N.A. relating to the borrower security agreement between the same parties.

“BoA Amended and Restated Guaranty” means the guaranty as amended and restated on or around 15 May 2009 between AHR Capital BofA Limited and Bank of America, N.A. relating to the obligations of the BoA Irish Borrower under the BoA Credit Agreement.

“BoA Amended and Restated Parent Guaranty” means the amended and restated parent guaranty dated 17 July 2006 as amended and restated on or around 15 May 2009 between, inter alios, Bank of America, N.A., AHR Capital BofA Limited and the Guarantor.

“BoA Amended and Restated Parent Pledge Agreement” means the parent pledge agreement as amended and restated on or around 15 May 2009 between, inter alios, the Guarantor and Bank of America, N.A.

“BoA Amendment Documents” means the BoA Omnibus Amendment Agreement, the BoA Amended and Restated Parent Guaranty, the BoA Amended and Restated Parent Pledge Agreement, the BoA Amended and Restated Borrower Security Reaffirmation Agreement, the BoA Deed of Charge and Assignment Supplemental Deed, the BoA Amendment to the Master Repurchase Agreement, the BoA Direction Letter, the BoA Amended and Restated Guaranty, the BoA Amendment to Eligible Assets Account Control Agreement, the BoA Amendment to Collection Account Control Agreement, the BoA Affiliate Security Agreement Amendment and Reaffirmation Agreement and the BoA Back-Up Parent Security Agreement.

“BoA Amendment to Eligible Assets Account Control Agreement” means the amendment agreement dated on or around 15 May 2009 relating to the eligible assets account control agreement dated as of April 7, 2006 between, inter alios, AHR Capital BofA Limited and Bank of America, N.A.

“BoA Amendment to Collection Account Control Agreement” means the amendment agreement dated on or around 15 May 2009 relating to the Collection Account Control Agreement dated as of March 17, 2006 between, inter alios, AHR Capital BofA Limited and Bank of America, N.A.

“BoA Amendment to the Master Repurchase Agreement” means the amendment agreement dated on or around 15 May 2009 between the BoA US Borrower and the BoA Finance Parties relating to the BoA Master Repurchase Agreement.

“BoA Assets” means the Eligible Assets (as defined in the BoA Credit Agreement) and Eligible Loans (as defined in the BoA Master Repurchase Agreement).

“BoA Back-Up Parent Security Agreement” means the security agreement dated on or around 15 May 2009 between Anthracite and Bank of America, N.A.

“BoA Borrowers” means the BoA Irish Borrower and the BoA US Borrower.

“BoA Borrower Shares” means the shares in the BoA Borrowers.

“BoA Credit Agreement” means the credit agreement dated as of 17 March 2006 between, inter alios, the BoA Irish Borrower, Anthracite and Bank of America, National Association.

“BoA Deed of Charge and Assignment Supplemental Deed” means the supplemental deed dated on or around 15 May 2009 between, inter alios, AHR Capital BofA Limited and Bank of America, N.A. relating to the First Deed of Charge and Assignment between the same parties.

“BoA Direction Letter” means the letter dated 15 May 2009 from Bank of America, N.A. and Anthracite Capital BofA Funding LLC to Wells Fargo Bank, N.A., as custodian, securities intermediary and bank under a custodial agreement dated as of July 20, 2007.

“BoA Default” means any Default (as defined in the BoA Credit Agreement), Event of Default (as defined in the BoA Credit Agreement), any Default (as defined in the BoA Master Repurchase Agreement) or any Event of Default (as defined in the BoA Master Repurchase Agreement).

“BoA Finance Document” has the meaning given to the term “Transaction Documents” in Section 2 of Annex 1 to the BoA Master Repurchase Agreement and to the term “Loan Documents” in Section 1 of the BoA Credit Agreement.

“BoA Finance Parties” means Bank of America, National Association and Banc of America Mortgage Capital Corporation.

“BoA Irish Borrower” means AHR Capital BofA Limited (a company incorporated under the laws of the Republic of Ireland under number 411990).

“BoA Master Repurchase Agreement” means the master repurchase agreement dated 20 July 2007 between the BoA US Borrower and the BoA Finance Parties.

“BoA Omnibus Amendment Agreement” means the omnibus amendment agreement to the credit agreement and of the custodial and payment applications agreement dated on or around 15 May 2009 between, inter alios, Bank of America, N.A. and AHR Capital BofA Limited amending the terms of, inter alia, the BoA Credit Agreement.

“BoA Second Debenture (English)” means the English law debenture between the BoA Irish Borrower and the Collateral Agent for the benefit of the DB Finance Parties and the Lenders.

“BoA Second Debenture (Irish)” means the Irish law debenture between the BoA Irish Borrower and the Collateral Agent for the benefit of the DB Finance Parties and the Lenders.

“BoA Second Deed of Charge and Assignment” means the Irish law deed of charge and assignment between the BoA Irish Borrower and the Collateral Agent for the benefit of the DB Finance Parties and the Lenders grating second priority security over the collateral currently secured by the BoA Irish Borrower in favour of the BoA Finance Parties.

“BoA Second Priority Back-Up Parent Security Agreement” means the second priority security agreement between Anthracite and Bank of America, N.A.

“BoA Second Priority Collateral Security Agreement” means the security agreement between the BoA Irish Borrower and the Collateral Agent for the benefit of the DB Finance Parties and the Lenders granting second priority security over the collateral currently secured by the BoA Irish Borrower in favour of Bank of America, N.A.

“BoA Second Priority Collection Account Control Agreement” means the collection account control agreement between the BoA Irish Borrower, the Collateral Agent for the benefit of the DB Finance Parties and the Lenders, and Bank of America, N.A., as securities intermediary and custodian.

“BoA Second Priority Eligible Assets Account Control Agreement” means the account control agreement relating to BoA Assets between the BoA Irish Borrower, the Collateral Agent for the benefit of the DB Finance Parties and the Lenders and Bank of America, N.A., as securities intermediary and custodian.

“BoA Second Priority Parent Equity Pledge Agreement” means the equity interest pledge agreement between Anthracite and the Collateral Agent for the benefit of the DB Finance Parties and the Lenders.

“BoA Second Priority Repo Security Agreement” means the security agreement between the BoA US Borrower and the Collateral Agent for the benefit of the DB Finance Parties and the Lenders granting second priority security over the collateral currently subject to a first priority security interest in favour of Bank of America, N.A., as collateral agent for the BoA Finance Parties, to secure the obligations of the BoA Irish Borrower under the BoA Credit Agreement.

“BoA Second Priority Share Charge” means the charge agreement between Anthracite and the Collateral Agent for the benefit of the DB Finance Parties and the Lenders granting security over Anthracite’s equity interest in the BoA Irish Borrower.

“BoA Subordinated Loan Agreements” means the agreements made between any of the BoA Borrowers and the Guarantor evidencing the subordinated debt of any BoA Borrower to the Guarantor which shall not be dated later than the date of the initial loan under this Agreement.

“BoA US Borrower” means Anthracite Capital BOFA Funding LLC (a limited liability company incorporated under the laws of the State of Delaware.

“Borrower Accounts” means the Borrower Bank Accounts and the Borrower Securities Account.

“Borrower Bank Accounts” or “Accounts” means the Borrower Sterling Account, the Borrower Yen Account, the Borrower USD Account and the Borrower Euro Account or any one or more of them as the context may require (and any renewal or redesignation of such accounts) maintained with the Account Bank, the Irish Bank Accounts and any other bank accounts as the Borrower may open and maintain from time to time in accordance with the Bank Agreement and notified to the Agent and the Lenders.

“Borrower Euro Account” means the euro denominated Borrower Bank Account maintained by the Account Bank with account number 723414.3, account name AHR Capital MS Limited Euro Account (and any redesignation of such account).

“Borrower Irish Tax Requirements” means the following:

(a)	the Borrower is and shall continue to be resident in the Republic of Ireland for the purposes of the Irish Taxes Act;

(b)	the Borrower carries on and shall continue to carry on in the Republic of Ireland the business of holding, managing or both the holding and managing of the Eligible Collateral or interests in the Eligible Collateral;

(c)	apart from activities ancillary to the business of managing or holding the Eligible Collateral or interests in the Eligible Collateral, the Borrower carries on and shall continue to carry on no other activities;

(d)	the market value of the Eligible Collateral or interests in the Eligible Collateral held or managed by the Borrower was not less than EUR 10,000,000 on the day on which the Eligible Collateral or interests in the Eligible Collateral were first held by it;

(e)	all of the transactions entered into or that will be entered into by the Borrower have been or will be entered into, as the case may be, on an arm’s length basis, apart from any transaction or arrangement where Section 110(4) of the Irish Taxes Act applies to any interest or other distribution payable under the transaction or arrangement unless the transaction or arrangement concerned is excluded from that provision by virtue of Section 110(5) of the Irish Taxes Act;

(f)	the Borrower has notified the Irish Revenue Commissioners in the prescribed form that it is or intends to be a qualifying company for the purposes of Section 110(1) of the Irish Taxes Act and has supplied to the Irish Revenue Commissioners such other particulars relating to it as may be specified in the prescribed form;

(g)	the proceeds of all monies or funding received by the Borrower have been, or as applicable, shall be used by the Borrower in the course of its business as a qualifying company within the meaning of Section 110 of the Irish Taxes Act;

(h)	excluding costs of incorporation of the Borrower, any material expenses (being expenses in the aggregate exceeding $50,000 per annum) incurred or to be incurred by the Borrower including interest payable by the Borrower shall be deductible in computing its profits for the purposes of the Irish Taxes Act; and

(i)	any transaction entered into by the Borrower is not or will not be entered into by such Borrower for tax avoidance reasons.

“Borrower Securities Account” means securities account of the Borrower maintained at the Account Bank with the account number 725769.1.

“Borrower Shares” means the issued shares in the Borrower.

“Borrower Sterling Account” means the sterling denominated Borrower Bank Account maintained by the Account Bank with account number 723414.2, account name AHR Capital MS Limited Sterling Account (and any redesignation of such account).

“Borrower USD Account” means the dollar denominated Borrower Bank Account maintained by the Account Bank with account number 723414.1, account name AHR Capital MS Limited USD Account (and any redesignation of such account).

“Borrower Yen Account” means the Yen denominated Borrower Bank Account maintained by the Account Bank with account number 723414.6, account name AHR Capital MS Limited Yen Account (and any redesignation of such account).

“Borrowing Base” means the aggregate Collateral Value of the Collateral utilised pursuant to the First Ranking Security Documents to secure the amounts from time to time outstanding under the Finance Documents, including, but not limited to, the Loans.

“Budget” means the budget provided to the Agent pursuant to the definition of “Fourth Effective Date” in the Fourth Amendment Deed, which was accepted by the Agent as fulfilling the budget condition precedent set forth in the schedule to the Fourth Amendment Deed and, if the Lenders agree to postpone the Termination Date to the Postponed Termination Date pursuant to Clause 9.2 (Postponement of Termination Date), the budget accepted by the Lenders pursuant to paragraph (a) of Clause 9.3 (Transfer of Eligible Collateral) covering the period from the Original Termination Date to the Postponed Termination Date.

“Business	Day” means, a day (other than a Saturday or Sunday) on which banks are open for general business in:

(a)	London, or in relation to any date for payment or purchase of a currency other than sterling or euro the principal financial centre of the country of that currency;

(b)	in relation to any date for payment or purchase of euro, any TARGET2 Day; or

(c)	in relation to any notice to be given to a party pursuant to this Agreement (including a Request for Borrowing) the city in which such party’s office for service is located.

“Capital Lease Obligations” means, for any person, all obligations of such person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalised amount hereof, determined in accordance with GAAP.

“Cash Management Account” has the meaning given to that term in the Custodial and Account Control Agreement.

“Cash Management Account Receipts” means any amounts payable pursuant to Section 2 (Cash Management Account) of the Custodial and Account Control Agreement from the Cash Management Account to the Lenders and which are received by the Lenders.

“Charlotte Asset” means, all of the Borrower’s right, title and interest in, and relating to the Charlotte Credit Facility and the intercreditor, subordination and other ancillary agreements thereto including the Omnibus Agreement.

“Charlotte Credit Facility” means the loan facility made available to Amelia Asset 1 B.V. pursuant to the facility agreement dated 20 December 2007 (as amended and restated from time to time) between, inter alios, Amelia Asset 1 B.V and the Royal Bank of Scotland plc, Frankfurt branch.

“CMBS” means, in the singular or plural as the context requires, debt securities backed by mortgages or other comparable security over commercial real estate or by securities, interests or other obligations backed directly or indirectly by such mortgages or other comparable security with the assigned Rating by the corresponding Rating Agency as set forth in Schedule 10 (Pricing Matrix).

“Collateral” means, all of the Borrower’s right, title and interest in, to and under each of the following items of Property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(a)	all Eligible Collateral with respect to which a Loan is made hereunder;

(b)	all Collateral Documents with respect to which a Loan is made hereunder and as to which the Custodian has been instructed to hold for the Security Trustee pursuant to the Custodial Agreement;

(c)	all guarantees and insurance (issued by any Governmental Authority or otherwise) and any insurance certificate or other document evidencing such guarantees or insurance relating to any Collateral and all claims and payments thereunder;

(d)	all Interest Rate Protection Agreements;

(e)	all other insurance policies and insurance proceeds relating to the Collateral or related Property;

(f)	all collateral or security however defined, under any other agreement between any Obligor and the Lender and/or or any of their respective Affiliates; and

(g)	any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

“Collateral Agency Agreement” means the collateral agency agreement dated on or about 15 May 2009 between, inter alios, the BoA Finance Parties, the DB Finance Parties, the Finance Parties and the Anthracite Borrowers.

“Collateral Agent” means Bank of America, National Association, as collateral agent under the Custodial Agreement and Account Control Agreement and its successors and permitted assigns thereunder.

“Collateral Disposal Receipt” means, in relation to a Permitted Disposal of an Asset, an amount equal to the sale price for that Asset being disposed of less Transaction Expenses;

“Collateral Documents” means the documents comprising the Collateral File for each Asset.

“Collateral File” means, as to each item of Collateral, those documents set forth in a schedule to be delivered by the Borrower or the Agent to the Custodian and which are delivered to the Custodian pursuant to the terms of this Agreement or the Custodial Agreement including, without limitation, all documents required by the Agent to better enable the Borrower to grant in favour of the Security Trustee and to perfect a first priority security interest in such item of Collateral.

“Collateral Loan” means, any Eligible Collateral consisting of a loan or an interest in a loan.

“Collateral Obligor” means, any obligor with respect to any Asset, any issuer of any debt security comprising any portion of the Collateral and the issuer of any Preferred Equity Interest.

“Collateral Schedule” means a list of the Eligible Collateral to be granted by way of security to the Security Trustee for the Secured Obligations under the Finance Documents attached to a Custodial Identification Certificate setting forth, as to each Asset, the applicable information for such Collateral type specified in the Custodial Agreement.

“Collateral Schedule and Exception Report” means any collateral schedule and exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Collateral Value” means on any day, with respect to each item of Collateral, the product obtained by multiplying the Asset Value of such item of Collateral (converted into the Base Currency calculated by the Agent determining the Base Currency equivalent of such Asset Value by converting such Asset Value into the Base Currency using the Agent’s Spot Rate of Exchange on such day) by the Advance Rate set forth in the Request for Borrowing associated therewith.

“Collection Period” means the period from (and including) an Interest Payment Date to (but excluding) the next Interest Payment Date;

“Commitment Fee” shall have the meaning provided in Clause 14 (Fees) hereof.

“Common Custodian” means Bank of America, National Association, as custodian under the Custodial Agreement and Account Control Agreement and its successors and permitted assigns thereunder.

“Common First Ranking Security Document” means the Holdco Pledge and Security Agreement, the Equity Pledge and Security Agreement, the Share Charge Agreement, the Equity Pledge and Security Agreement (AHR Capital Limited), the Deposit Account Control Agreement and any other document as the Borrower and the Agent shall agree is a Common First Ranking Security Document.

“Conditions Subsequent” means the documents and evidence listed in Part B of Part VI of Schedule 2 (Conditions Precedent) and each a “Condition Subsequent”.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 8 (LMA Form of Confidentiality Undertaking).

“Corporate Services Agreement” means the management agreement dated 27 January 2006 between the Borrower and Citco Corporate Services (Ireland) Limited.

“Credit Event” means any of the following events:

(a)	with respect to any Asset which is comprised of a mortgage loan, mezzanine loan or a B note:

(i)	an event of default under the underlying loan agreement, participation or other financing document with respect to such Asset (after the expiration of all applicable cure periods, including cure periods afforded to lenders under any applicable intercreditor agreement and/or participation agreement);

(ii)	the occurrence of any act of God that causes a material adverse effect on the operations of the Underlying Asset with respect to such Asset;

(iii)	the occurrence of any transfer prohibited (i.e., triggering due-on-sale or due-on-encumbrance provisions) under such Asset’s underlying loan agreement, participation or other financing document in respect of such Asset; or

(iv)	the occurrence of a casualty or a condemnation at an Underlying Asset with respect to such Asset which causes a material adverse effect on the operations of that Underlying Asset; and

(b)	with respect to an Asset which is a security, bond or CDO:

(i)	the downgrade by any Rating Agency of such Asset;

(ii)	the placement by any Rating Agency of such Asset on a watchlist; or

(iii)	the issuance by any Rating Agency of a negative outlook report with respect to such Asset.

“Custodian” means Bank of America, National Association, (as successor by merger to LaSalle Bank National Association), as custodian under the Custodial Agreement and its successors and permitted assigns thereunder.

“Custodial Agreement” means the Custodial Agreement, dated as of 17 February 2006, between the Borrower, the Custodian and the Agent, substantially in the form of Schedule 12 (Form of Custodial Agreement) hereto, as the same shall be modified and supplemented and in effect from time to time.

“Custodial and Account Control Agreement” means the custodial and account control agreement dated on or around 15 May 2009 between the Common Custodian, the Collateral Agent, Anthracite Secured Interests LLC and any additional pledgors from time to time party thereto.

“Custodial Identification Certificate” means, the certificate executed by the Borrower in connection with the pledge of Eligible Collateral to the Security Trustee in the form of Schedule 3 (Transmittal Letter) to the Custodial Agreement.

“Cut Off Date” means 9 January 2009.

“DB Amendment Documents” means the DB Amendment to Repurchase Agreement, the DB Amendment to Guaranty, the DB Amendment to Custodial Agreement, the DB Seller Security Agreement, the DB First Ranking Irish Share Charge, the DB First Ranking New York Share Pledge and the Pledge Documents relating to LEAFS Asset (together with delivery of all requested underlying asset documents related to the LEAFS Asset).

“DB Amendment to Custodial Agreement” means the amendment agreement dated on or around 15 May 2009 relating to the custodial agreement between Anthracite Funding, LLC and Deutsche Bank AG, Cayman Islands Branch

“DB Amendment to Guaranty” means the means the amendment agreement dated on or around 15 May 2009 relating to the guaranty dated 23 December 2004.

“DB Amendment to Repurchase Agreement” means the amendment agreement dated on or around 15 May 2009 relating to the DB Master Repurchase Agreement.

“DB Assets” has the meaning given to the term “Portfolio Collateral” (as defined in Section 2 of Annex 1 to the DB Master Repurchase Agreement).

“DB Borrowers” means the DB Irish Borrower and the DB US Borrower.

“DB Borrower Shares” means the shares in the DB Borrowers.

“DB Debenture” means the debenture between the DB Finance Party and the DB Irish Borrower.

“DB Default” means a Default (as defined in the DB Master Repurchase Agreement) or an Event of Default (as defined in the DB Master Repurchase Agreement).

“DB Finance Document” has the meaning given to the term “Transaction Documents” in Section 2 of Annex 1 to the DB Master Repurchase Agreement.

“DB Finance Parties” means Deutsche Bank AG, Cayman Islands Branch.

“DB First Ranking Irish Share Charge” means the share charge agreement dated on or around 15 May 2009 between Deutsche Bank AG, Cayman Islands Branch, and the Guarantor relating to the shares in the DB Irish Borrower.

“DB First Ranking New York Share Pledge” means the parent pledge agreement dated on or around 15 May 2009 between Deutsche Bank AG, Cayman Islands Branch, and the Guarantor relating to the shares in the DB US Borrower.

“DB Irish Borrower” means AHR Capital DB Limited, a company incorporated under the laws of the Republic of Ireland under number 402991).

“DB Master Repurchase Agreement” means the master repurchase agreement dated as of 21 December 2004 between Deutsche Bank AG, Cayman Islands Branch and the DB US Borrower.

“DB Subordinated Loan Agreement” means the agreements made between any of the DB Borrowers and the Guarantor evidencing the subordinated debt of any DB Borrower to the Guarantor which shall not be dated later than the date of the initial loan under this Agreement.

“DB Second Priority Security Agreement” means the second priority security agreement between the DB US Borrower and the Collateral Agent.

“DB Second Priority Share Pledge Agreement” means the second priority share pledge agreement by Anthracite for the benefit of the Collateral Agent over its equity interests in the DB Borrowers.

“DB Second Ranking Debenture” means the debenture between the Collateral Agent and the DB Irish Borrower.

“DB Second Ranking Deed of Charge and Assignment” means the second ranking deed of charge and assignment by the DB Irish Borrower in favour of the Collateral Agent.

“DB Seller Security Agreement” means the security agreement dated on or around 15 May 2009 between Anthracite Funding, LLC and Deutsche Bank AG, Cayman Islands Branch.

“DB US Borrower” means Anthracite Funding, LLC.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, or any combination of any of the foregoing) be an Event of Default.

“Deferred Restructuring Fee” means the First Deferred Restructuring Fee and the Second Deferred Restructuring Fee.

“Deposit Account Control Agreement” dated on or about May 15, 2009, among Anthracite Secured Interest LLC, Bank of America, N.A., as collateral agent for the Secured Creditors (as defined in the Custodial Agreement), and Bank of America, N.A., as bank.

“dollars” or “$” means the lawful currency of the United States of America.

“Due Diligence Review” shall have the meaning set forth in Clause 36.2 (Periodic Due Diligence Review).

“Effective Date” means, February 17, 2006.

“Eligible Collateral” means collectively:

(a)	Mortgage Loans;

(b)	Mezzanine Loans;

(c)	B Notes;

(d)	Preferred Equity Interests;

(e)	CMBS;

(f)	the Anthracite Notes;

(g)	Other Approved Collateral to which the applicable section of Schedule 11 (Representations and Warranties Re: Eligible Collateral) hereof is correct.

“Encumbrance” means:

(a)	a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person;

(b)	any arrangement under which money or claims to money, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person; or

(c)	any other type of preferential arrangement (including any title transfer and retention arrangement) having a similar effect.

“Encumbered Property” means the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt comprised in a Mortgage Loan, or, in the case of any Mezzanine Loan, the Equity Interests and the real property related thereto.

“Equity Interest” means any interest in a person constituting a share of stock or a partner or membership interest or other right or interest in a person not characterised as indebtedness under GAAP (including, without limitation, a Preferred Equity Interest).

“Equity Pledge and Security Agreement” means the equity pledge and security agreement dated on or around 15 May 2009 made by Anthracite in favour of the Collateral Agent for the benefit of the Secured Creditors with respect to the interest in Anthracite Secured Interest LLC.

“Equity Pledge and Security Agreement (AHR Capital Limited)” means the equity pledge and security agreement dated on or around 15 May 2009 made by Anthracite in favour of the Collateral Agent for the benefit of the Secured Creditors with respect to the interest in AHR Capital Limited.

“Equity Proceeds” means with respect to the Guarantor, an amount equal to the net proceeds from the issuance of any securities of the Guarantor or the net proceeds due to the Guarantor from contributions to capital or otherwise by another person.

“EURIBOR” means in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market;

as of 11:00 a.m. on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“euro” or “EUR” means the single currency unit of the Participating Member States.

“EU Insolvency Regulation” means Council Regulation (EC) No. 1346/2000 of 20 May 2000.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Examiner” has the meaning given to it in Section 2 of the Companies (Amendment) Act, 1990 of the Republic of Ireland and “Examinership” shall be construed accordingly.

“Facility” means the loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Finance Documents” means this Agreement, the First Ranking Security Documents, the Guarantee, the Custodial Agreement, the Bank Agreement, each Interest Rate Protection Agreement, the Securities Account Control Agreement, the MS Amendment Documents and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Security Trustee and each Lender as the case may be and the context requires.

“First Deferred Restructuring Fee” means, in relation to a Loan, a fee equal to $1,463,435.

“First Ranking Borrower Irish Share Charge” means the share charge agreement dated on or about 15 May 2009 between the Security Trustee and the Guarantor relating to the shares in the Borrower.

“First Ranking Borrower New York Share Pledge” means the parent pledge agreement dated on or about 15 May 2009 between the Security Trustee and the Guarantor relating to the shares in the Borrower.

“First Ranking DB Borrower Irish Share Charge” means the share charge agreement dated on or about 15 May 2009 between the DB Finance Parties and the Guarantor relating to the shares in the DB Irish Borrower.

“First Ranking DB Borrower New York Share Pledge” means the parent pledge agreement dated 14 May 2009 between the DB Finance Parties and the Guarantor relating to the shares in the DB US Borrower.

“First Ranking Debenture” means the debenture dated 17 February 2006 entered into by, inter alios, the Borrower in favour of the Security Trustee.

“First Ranking Pledge and Security Agreement” means the Pledge and Security Agreement dated 31 December 2008 made by the Borrower in favour of Morgan Stanley Mortgage Servicing Limited as Security Trustee.

“First Ranking Security” means the first ranking security created by the First Ranking Security Documents.

“First Ranking Security Documents” means the First Ranking Debenture, the First Ranking Borrower Irish Share Charge, the First Ranking Borrower New York Share Pledge, the Bank Agreement and the First Ranking Pledge and Security Agreement.

“First Ranking Transaction Security” means the security created in favour of the Security Trustee pursuant to the First Ranking Security Documents.

“Fourth Amendment Deed” has the meaning given to such term in the recitals hereto.

“Fourth Effective Date” has the meaning given to such term in the Fourth Amendment Deed.

“Funding Costs” means, collectively, the actual costs to a Lender of breaking an interbank contract for LIBOR, or if applicable, EURIBOR (or the costs that would have been incurred if such a Lender had entered into a broken interbank contract prior to the expiration of the contract period applicable thereto in connection with (a) a prepayment (whether voluntary or involuntary) of all or any portion of an Asset Specific Loan Balance or other principal repayment required or permitted under the Finance Documents that is made at any time other than at the expiration of an Interest Period, (b) any voluntary or involuntary acceleration of the Termination Date that in effect occurs on any date that is not the last day of an Interest Period with respect to any Asset Specific Loan Balance, and (c) any other set of circumstances not attributable solely to a Lender’s acts, or related to an amendment of this Agreement by the parties hereto. Subject to the foregoing, Funding Costs shall not include a diminution in yield suffered by a Lender upon re-lending or re-investing the principal of a Loan after any prepayment of such Loan.

“Funding Date” means the date on which a Loan is made hereunder.

“GAAP” means

(a)	in respect of the Borrower, generally accepted accounting principles in effect from time to time in the Republic of Ireland; and

(b)	in respect of the Guarantor, generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Authority” means, any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over the Borrower, the Guarantor or any of their respective Subsidiaries or any of their respective properties.

“Group Structure Chart” means the document attached hereto in Annex 1 (Group Structure Chart).

“Guarantee” means the Second Amended and Restated Parent Guaranty dated on or about the date of the Fourth Amendment Deed given by the Guarantor.

“Guarantor” means Anthracite Capital, Inc., a Maryland corporation.

“Holdco Pledge and Security Agreement” means the pledge and security agreement dated on or around 15 May 2009 between Anthracite Secured Interests LLC and the Collateral Agent for the benefit of the Anthracite Senior Creditors.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any Capital Lease Obligations;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above; and

(l)	any other indebtedness of the Borrower whether financial or otherwise.

“Information Memorandum” means, the document in the form approved by the Borrower concerning the Borrower which, at its request and on its behalf, is to be prepared in relation to this transaction and distributed prior to the Syndication Date in connection with syndication.

“Intercreditor Agreement” means the intercreditor agreement dated on or around 15 May 2009 between each of the Anthracite Senior Creditors and the Collateral Agent.

“Interest Payment Date” means, in each month, the day falling 2 Business Days prior the day by which Paydown Target Deficiencies (as such term is defined in the Custodial and Account Control Agreement) must be communicated pursuant to the definition of Paydown Target Deficiency (as such term is defined in the Custodial and Account Control Agreement) and, for the month in which the Termination Date falls, the earlier of that date and the Termination Date.

“Interest Period” for any Loan means (i) the period commencing on the Funding Date and ending on the day immediately preceding the next succeeding Interest Payment Date, and thereafter (ii) the period commencing on each Interest Payment Date and ending on the date immediately preceding the next succeeding Interest Payment Date.

“Interest Rate Protection Agreement” means, any, futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Investment Management Agreement” means the Investment Management Agreement dated 27 January 2006 between the Borrower and BlackRock Financial Management.

“Irish Bank Accounts” means, collectively, the current account (account No. 26932332) and the deposit account (account No. 26933802) in the name of the Borrower with the Governor and Company of the Bank of Ireland.

“Irish Taxes Act” has the meaning given to it in Clause 15.1 (Definitions).

“Lender” means:

(a)	each entity specified in Part II (The Lenders) of Schedule 1 (The Parties); and

(b)	each bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lenders’ Net Aggregate Exposure” means on any day, with respect to all Loans, a fraction:

(a)	the numerator of which shall be the sum of (i) the aggregate amounts of the Loans plus (ii) the aggregate amount of any and all senior Indebtedness and senior Preferred Equity Interest(s) secured in whole or in part by real property or direct or indirect beneficial interests therein relating to all Eligible Collateral securing such Loans; and

(b)	the denominator of which shall be the fair market value (in the Base Currency and if not expressed in the Base Currency, converted into the Base Currency using the Agent’s Spot Rate of Exchange on the day such calculation is made) of the real property or direct or indirect beneficial interests referred to in (a) above as determined by the Agent in its sole good faith discretion.

“Lenders’ Net Exposure” means, with respect to each Loan, a fraction:

(a)	the numerator of which shall be sum of (i) the Base Currency Amount of such Loan plus (ii) the amount of any and all Indebtedness and senior Preferred Equity Interest(s) (in each case converted into the Base Currency using the Agent’s Spot Rate of Exchange on such day) secured in whole or in part by real property or direct or indirect beneficial interests therein relating to the Eligible Collateral granted as security to the Security Trustee in connection with such Loan; and

(b)	the denominator of which shall be the fair market value (in the Base Currency and if not expressed in the Base Currency, converted into the Base Currency using the Agent’s Spot Rate of Exchange on the day such calculation is made) of the real property or direct or indirect beneficial interests referenced in (a) above as determined by the Agent in its sole good faith discretion.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, on or about 11:00 a.m. on the Quotation Day for the offering of deposits in the currency of that Loan and for a period of 30 days.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Loan-To-Value Ratio” or “LTV” means, as of any date in respect to any Asset, the ratio that (x) the aggregate outstanding principal balances of all loans and preferred equity interests secured in whole or in part by real property or direct or indirect beneficial interests therein relating to such Eligible Collateral bears to (y) the value, determined by an Appraisal in a form reasonably acceptable to the Agent, of the real property (together with all applicable appurtenant interests and subject to all applicable security interests, encumbrances and tenancies), or direct or indirect beneficial interests which form the basis of such Eligible Collateral.

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Total Maximum Credit aggregate more than 66 2/3% of the Total Maximum Credit (or, if the Total Maximum Credit have been reduced to zero, aggregated more than 66 2/3% of the Total Maximum Credit immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, Property, condition (financial or otherwise) or prospects of any Anthracite Obligor;

(b)	the ability of an Anthracite Obligor to perform its obligations under any of the Transaction Documents;

(c)	the validity or enforceability of any of the Transaction Documents or the rights or remedies of any Anthracite Senior Creditor under any of the Transaction Documents;

(d)	the timely payment of any amounts payable under any Transaction Document; or

(e)	any Anthracite Asset.

“Maximum Credit” means in relation to any Lender, the amount in the Base Currency set opposite its name under the heading “Maximum Credit” in Part II of Schedule 1 (The Parties) and the amount in the Base Currency of any other Maximum Credit transferred to it under this Agreement as the same may be reduced in accordance with this Agreement to the extent not cancelled, reduced or transferred by it under this Agreement.

“Mezzanine Loan” means indebtedness of an owner or owners of any Equity Interest or any other equity or ownership interests in property secured only by such Equity Interest or other equity or ownership interest, each encumbering one or more commercial (including retail office, industrial, self-storage, hospitality or other commercial uses) or multi-family residential properties to which the applicable representations and warranties in Clause 20.13 (Asset Security) hereof are correct.

“Moody’s” means Moody’s Investors Service Inc. or any successor to its rating business.

“Mortgage” means the mortgage, charge or other instrument securing a Mortgage Loan, which creates a first ranking security interest on real property.

“Mortgage Loan” means a performing mortgage loan encumbering one or more commercial (including retail, office, industrial, self storage, hospitality or other commercial uses) or multi-family residential properties to which the applicable representations and warranties in Clause 20.13 (Asset Security) hereof are correct.

“MS & Co.” means Morgan Stanley & Co. Incorporated, a registered broker-dealer.

“MS Amendment Documents” means the Amendment to Debenture, the Amendment to Guarantee, the Amendment to Pledge and Security Agreement, the Amendment to Custodial Agreement and the Fourth Amendment Deed.

“MS Indebtedness” means any Indebtedness of any Obligor owed to each Lenders and any of its respective Affiliates.

“Net Worth” means the amount which would be included under shareholders equity on a consolidated balance sheet of the Borrower and the Guarantor and its subsidiaries determined on a consolidated basis in accordance with GAAP.

“Obligors” means the Borrower and the Guarantor and “Obligor” means either one of them as the context may require.

“Omnibus Agreement” means the agreement dated on or before the Cut Off Date between the Borrower, AHR Capital Limited, RECP IV CMBS International Sarl, RECP Anthracite International JV Limited and the Guarantor.

“Optional Currency” means sterling, Yen or euros or any other currency mutually agreed to by the Borrower and the Agent.

“Original Termination Date” means 30 September 2010.

“Other Approved Collateral” means such other proposed Property of the Borrower as the Agent shall accept as Collateral for a Loan.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Paydown Target Deficiency” means, for any period set forth in Schedule 18 (Scheduled Repayment), the amount by which:

(a)	the amount specified beside such period in Schedule 18 (Scheduled Repayments);

exceeds

(b)	the aggregate amount by which Loans were repaid during such period from Specified Proceeds, denominated in the Base Currency based on the Agent’s Spot Rate of Exchange on the last Business Day of the relevant period.

“Permitted Blackrock Payments” has the meaning given to such term in the Guarantee.

“Permitted CDO Acquisitions” is an acquisition of any investment by an Anthracite Group Company (other than the Borrower) in any transaction or series of transactions that:

(a)	is made using cash of such Anthracite Group Company which is not Unrestricted Cash, and

(b)	does not result in the free cash flow of such Anthracite Group Company immediately following the completion of such transaction or series of transactions being less than its free cash flow immediately prior to such transaction or transactions.

“Permitted Disposal” means the disposal of an Asset to a third-party (other than an Anthracite Obligor) in an arms-length transaction for consideration in an amount no less than the Release Price which is to be paid to one or more Borrower Bank Accounts pursuant to payment arrangements satisfactory to the Agent under a sale contract the terms of which are satisfactory to the Agent and which, where more than one Asset is being sold thereunder, specifies the consideration being paid for that Asset exclusive of any other Asset provided that the creditors of that third-party (if an Anthracite Group Company) have recourse only to the Asset acquired and provided that:

(a)	if the Agent determines that, following such disposal, the expected Receipts from Assets which the Borrower will continue to hold following the disposal of such Asset will not provide sufficient funds for the Deferred Restructuring Fee to be paid in full the disposal of an Asset; and

(b)	if such disposal is to a company (the “SPV”) in which any BlackRock Group Company or Anthracite Group Company has an economic interest,

such disposal shall not be a Permitted Disposal unless:

(i)	the SPV is not an Anthracite Obligor;

(ii)	the SPV provides the Lenders with a guarantee (in form and substance satisfactory to the Agent) for the payment of the Deferred Restructuring Fee;

(iii)	any first ranking security granted by the SPV over the Assets subject to such disposal is in the form of a fixed or floating charge only and

(1)	that first ranking security secures an amount no greater than the Release Price of that Asset;

(2)	the documentation documenting that terms of the credit is not more onerous on the SPV than the Facility Documents are onerous on the Borrower;

(iv)	the SPV and secures its obligations under the guarantee referred to in paragraph (a) by way of a second ranking fixed charge over the relevant Asset under documentation in form and substance satisfactory to the Agent; and

(v)	such legal opinions are provided to the Lenders as the Agent may require, in form and substance satisfactory to the Agent.

“Post Default Rate of Interest” shall have the meaning ascribed to it in Clause 12.3 (Default Interest).

“Postponed Termination Date” means 30 March 2011.

“Preferred Equity Interest” means any interest in a person constituting preference shares or a preferred partnership or membership interest or other preferred right or interest in a person that is not characterised as indebtedness under GAAP.

“Preliminary Due Diligence Package” means, with respect to any Asset, the following due diligence information relating to such Asset to be provided by the Borrower to the Agent pursuant to this Agreement:

(a)	a summary memorandum outlining the proposed transaction, including potential transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed transaction that a prudent lender would consider material;

(b)	a cash flow pro-forma, plus historical information, if available;

(c)	a description of the Property comprised in such Eligible Collateral (whether real property, a loan or other collateral);

(d)	the indicative relevant Loan-To-Value Ratio;

(e)	the Borrower’s or the Guarantor’s or any Affiliate thereof’s relationship with its Collateral Obligor or any Affiliate of such Collateral Obligor, if any;

(f)	a Phase I environmental report (including asbestos and lead paint report);

(g)	third party reports, to the extent available and applicable, including:

(i)	current Appraisal;

(ii)	Phase II environmental report or other follow-up environmental report if such was recommended in the relevant Phase I environmental report;

(iii)	seismic reports; and

(iv)	an operations and maintenance plan with respect to asbestos containing materials;

(h)	documents comprising such Eligible Collateral, or current drafts thereof, including, without limitation, the underlying debt and the related finance documents (including any guarantees), the Collateral Obligor’s organisational, or constitutional, documents, warrant agreements, and loan and collateral security agreements, as applicable;

(i)	a list that specifically and expressly identifies any Collateral Documents that relate to such Eligible Collateral but which are not in the Borrower’s possession; and

(j)	in the case of Eligible Collateral which is other than an actual Mortgage Loan, all information and other materials described in this definition which would otherwise be provided for the underlying mortgage loan if it were an Asset, except that, as to the items set forth in paragraphs (g) and (h), to the extent the Borrower possesses such information or has access to such information because it was provided to the related lead lender and made available to the Borrower.

“Principal Receipts” means:

(a)	in relation to any Asset held by the Borrower, any monies arising from such Asset and received by the Borrower which are of a principal nature or are on account of principal, or are on account of a return of capital in relation to a Preferred Equity Interest; and

(b)	in relation to any Permitted Disposal, that part of the Collateral Disposal Receipt which relates to principal (and, where the Collateral Disposal Receipt for an Asset is less than the aggregate set forth in paragraphs (a)(i)(1) to (4) of the definition of Release Price for that Asset or if it is determined pursuant to paragraph (b) of the definition of Release Price, the part of the Collateral Disposal Receipt which relates to principal shall be determined by the Agent).

“Property” means, any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proposed Eligible Collateral” means any item of Collateral that the Borrower proposes should be the subject of a Loan prior to the approval by the Agent as Eligible Collateral.

“Qualifying Lender” has the meaning given to it in Clause 15.1 (Definitions).

“Quotation Day” means in relation to any period for which an interest rate is to be determined the day that is one day prior to the first day of that period.

“Rating” means the rating (or its equivalent) assigned by each Rating Agency for CMBS as set forth in Schedule 10 (Pricing Matrix).

“Rating Agency” means Moody’s and S&P.

“Receipts” means Principal Receipts and Revenue Receipts.

“RECP ANTHRACITE International JV Limited” a private limited company incorporated in Ireland with registration number 458239, whose registered office is at 1 Guild Street, IFSC, Dublin 1, Ireland.

“RECP IV CMBS International S.À.R.L.” means a private limited company (Société à Responsabilité Limitée) incorporated in Luxembourg , whose statutory seat is at 3 rue Renert, L-2422 Luxembourg, Grand Duchy of Luxembourg.

“Reference Banks” means the principal London offices of HSBC Bank plc, The Royal Bank of Scotland plc, Barclays Bank plc and Lloyds TSB Bank plc or such other banks as may be appointed by the Agent in consultation with the Borrower.

“REIT” means a real estate investment trust.

“Release Price” means, in relation to any Asset subject to a Permitted Disposal, an amount equal to the lesser of:

(a)	the greater of:

(i)	aggregate of:

(1)	the Asset Specific Loan Balance of the Loan relating to that Asset on the date of such Permitted Disposal;

(2)	interest accrued on such Asset Specific Loan Balance to (but excluding) the date of such Permitted Disposal;

(3)	the pro rata share for such Asset Specific Loan Balance of any amount (other than principal, interest and Deferred Restructuring Fee) payable under the Finance Documents;

(4)	any Transaction Expenses relating to such Eligible Collateral;

(5)	an amount equal to 25 per cent. of the Asset Specific Loan Balance of the Loan relating to that Asset on the date of such Permitted Disposal,

or, if no Loan relates to the Asset, zero; and

(ii)	30 per cent. of the principal amount outstanding under such Asset; and

(b)	any other amount which the relevant Lender may determine in its reasonable discretion.

“Relevant Interbank Market” means in relation to euro, the European interbank market, in relation to sterling the London interbank market, in relation to Yen, the London interbank market and, in relation to any other currency, the London interbank market.

“Relevant Fraction” means, in relation to a Permitted Disposal of an Asset, the fraction where the numerator is the principal amount outstanding owed to the Borrower under that Asset and the denominator is the principal amount outstanding owed to the Borrower under all Assets subject to such Permitted Disposal.

“Remittance Date” has the meaning given to such term in the Custodial and Account Control Agreement.

“Repeating Representations” means the representation and warranties of the Borrower set forth in Clauses 20.1, 20.2, 20.3, 20.4, 20.5, 20.6, 20.7, 20.9, 20.10, 20.11, 20.12, 20.13, 20.15, 20.16, 20.17, 20.18 and 20.19 of this Agreement.

“Request for Borrowing” means a notice substantially in the form set out in Schedule 3 (Request for Borrowing).

“Reservations” means (i) the effect of bankruptcy, examination, insolvency or similar laws affecting generally the enforcement of creditor’s rights, as such laws would apply in the event of any bankruptcy, examination, receivership, insolvency or similar event applicable to the relevant Obligor and (ii) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

“Responsible Officer” means, as to any person, the chief executive officer, chairman of the board, president, executive vice president, and, with respect of financial matters, executive vice president, vice president or the treasurer of such person.

“Restructuring Document” means each Common First Ranking Security Document, each Anthracite Second Ranking Security Document, each BoA Amendment Document, each MS Amendment Document, each DB Amendment Document, the Custodial and Account Control Agreement, the Intercreditor Agreement, the Collateral Agency Agreement and the Subordination Agreement.

“Revenue Receipts” means any monies received by the Borrower which are not Principal Receipts or Cash Management Account Receipts.

“S&P” means Standard and Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period;

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period;

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Second Deferred Restructuring Fee” means, in relation to a Loan, a fee equal to $10,244,045.

“Second Ranking Borrower Irish Share Charge” means the second ranking share charge agreement between the Collateral Agent and the Guarantor relating to the shares in the Borrower.

“Second Ranking Borrower New York Share Pledge” means the second priority parent pledge agreement between the Collateral Agent and the Guarantor relating to the shares in the Borrower.

“Second Ranking Control Agreement” means the second priority collection account security and control agreement between the Borrower and the Collateral Agent.

“Second Ranking Debenture” means a debenture between the Borrower and the Collateral Agent.

“Second Ranking Pledge and Security Agreement” means the pledge and security agreement between the Borrower and the Collateral Agent.

“Second Ranking Security” means the second ranking security created by the Second Ranking Security Documents.

“Second Ranking Security Documents” means the Second Ranking Debenture, the Second Ranking Borrower Irish Share Charge, the Second Ranking Borrower New York Share Pledge, the Second Ranking Control Agreement and the Second Ranking Pledge and Security Agreement.

“Secured Obligations” means all obligations covenanted to be discharged by the Borrower in Clause 2.1 (Covenant to Pay) of the First Ranking Debenture.

“Secured Parties” or “Secured Party” shall have the meaning provided in the First Ranking Debenture.

“Securities Account Control Agreement” means the Securities Account Control agreement dated 31 December 2008 between Morgan Stanley Mortgage Servicing Limited as secured party and Account Bank as intermediary and the Borrower.

“Security Trustee” has the meaning provided in the heading to this Agreement.

“Servicer” shall have the meaning provided in Clause 36.1 (Servicing) hereof.

“Servicer Notice” shall have the meaning provided in Clause 36.1 (Servicing) hereof.

“Servicing Agreement” shall have the meaning provided in Clause 36.1 (Servicing) hereof.

“Servicing Records” shall have the meaning provided in Clause 36.1 (Servicing) hereof.

“Share Charge Agreement” means the share charge agreement dated on or around 15 May 2009 by Anthracite in favour of the Collateral Agent in respect of the shares in Anthracite Capital Limited for the benefit of the Anthracite Senior Creditors.

“Specified Proceeds” means for the purposes of the definition of Paydown Target Deficiency for any period:

(a)	Revenue Receipts which, pursuant to paragraph (d) of Clause 8.3 (Priority of Payments), were applied during that period to the repayment of Loans;

(b)	Principal Receipts, representing regular scheduled principal repayments under the Assets which, pursuant to paragraphs (c) and (d) of Clause 8.3 (Priority of Payments), were applied during that period to the repayment of Loans;

(c)	Principal Receipts, representing the aggregate amount by which the Collateral Disposal Receipts exceeds the aggregate amount for the relevant Assets specified in paragraphs (a)(i)(1) to (4) of the definition of Release Price which, pursuant to paragraphs (c) and (d) of Clause 8.3 (Priority of Payments), were applied during that period to the repayment of Loans; and

(d)	Cash Management Account Receipts representing:

(i)	Paydown Target Deficiencies (as defined in the Custodial and Account Control Agreement) received by the Agent; and

(ii)	amounts received by the Agent pursuant to Section 2(d)(iii)(e) of the Custodial and Account Control Agreement,

pursuant to which, pursuant to paragraph (e) of Clause 8.3 (Priority of Payments), were applied during that period to the repayment of Loans.

“SPV Assets” means the Property of Anthracite Secured Interests LLC and AHR Capital Limited.

“SPV Shares” means the shares and ownership interests in Anthracite Secured Interests LLC and AHR Capital Limited.

“sterling” or “£” means the lawful currency of the United Kingdom.

“Subordinated Loan Agreement” means the agreement made between the Borrower and the Guarantor evidencing the subordinated debt of the Borrower to the Guarantor which shall not be dated later than the date of the initial loan under this Agreement.

“Subordination Agreement” means the subordination agreement between, inter alios, the Anthracite Senior Creditors, the Anthracite Obligors and Blackrock Financial Management.

“Subsidiary” means:

(a)	in the case of a company incorporated in England and Wales a subsidiary within the meaning of Section 1159 of the Companies Act 2006 or a subsidiary undertaking within the meaning of Section 1162 of the Companies Act 2006, as applicable;

(b)	in the case of a company incorporated in the Republic of Ireland a subsidiary within the meaning of Section 155 of the Companies Act, 1963 (as amended) of the Republic of Ireland;

(c)	in relation to any company or corporation, a company or corporation:

(i)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(ii)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(iii)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Supplemental Due Diligence List” means with respect to any item of Proposed Eligible Collateral, information or deliveries concerning such Proposed Eligible Collateral that the Agent shall request in addition to the Preliminary Due Diligence Package.

“Syndication Date” means the day which is the day specified by as the day on which primary syndication of the Facility is completed.

“Table Funded Eligible Collateral” means Eligible Collateral to be acquired by the Borrower contemporaneously with the making of a Loan to it, where substantially all of the proceeds of the relevant Loan will be used to acquire such Eligible Collateral.

“TARGET2” means the Trans European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single platform and which was launched on 19 November 2007.

“TARGET2 Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means:

(a)	the Original Termination Date; or

(b)	if the Lenders agree to a request to postpone the Termination Date pursuant to Clause 9.2 (Postponement of Termination Date), the Postponed Termination Date; or

(c)	such earlier date on which this Agreement may terminate in accordance with its terms or by operation of law.

“The Royal Bank of Scotland plc, Frankfurt Branch” means The Royal Bank of Scotland plc, Frankfurt Branch in its capacity as agent under the Charlotte Credit Facility.

“Total Maximum Credit” means the aggregate of the Maximum Credit being $300,000,000 as at the date of this Agreement.

“Transaction Documents” means the Finance Documents and the Restructuring Documents.

“Transaction Expenses” means, in relation to a Permitted Disposal of an Asset, such reasonable expenses incurred in relation to such Permitted Disposal (and where more than one Asset is subject to that Permitted Disposal, the Relevant Fraction of such expenses).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Trust Receipt” means the receipt delivered by the Custodian pursuant to the Custodial Agreement acknowledging receipt of a Collateral File in connection with a Loan.

“Underlying Asset” means, in respect of any Asset, the commercial real estate, loan note, bond, security or other asset which directly or indirectly secures such Asset or to which such Asset is otherwise related.

“Underwriting Issues” means, with respect to any Collateral as to which the Borrower intends to request a Loan, all information that has come to the Borrower’s attention, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, which would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a material defect in loan documentation or closing deliveries (such as any absence of any material Collateral Documents), to a reasonable institutional lender in determining whether to originate or acquire the Collateral in question.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Transaction Documents.

“Unrestricted Cash” means cash of an Anthracite Group Company it is not prohibited from releasing to its equity holders.

“Unsecured Anthracite Notes” has the meaning given to that term in the DB Master Repurchase Agreement and the meaning given to that term in the BoA Master Repurchase Agreement.

“VAT” means value added tax as provided for in the Value Added Tax Act 1972 as amended, of the Republic of Ireland and any other tax of a similar nature.

“VAT Group” means a VAT group as defined by Section 8(8) of the Value Added Tax Act, 1972, as amended of the Republic of Ireland.

“Yen” and “¥” each mean the lawful currency for the time being of Japan.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the “the Agent”, “the Security Trustee” any “Finance Party”, any “the Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated (other than the Subordinated Loan Agreement, the DB Subordinated Loan Agreement and the BoA Subordinated Loan Agreements);

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) and an Event of Default is “continuing” if it has not been remedied or waived.

(e)	Unless a contrary intention appears words importing the singular shall include the plural and vice versa.

(f)	In this Agreement, unless otherwise specified, where an expression requires any amounts of money to be aggregated or otherwise added where such amounts are not all denominated in the same currency then the aggregate of such amounts shall be:

D+X(R)

where “D” is the aggregate of all such amounts denominated in the Base Currency and “X(R)” is the aggregate of all such amounts denominated in currency other than the Base Currency converted into the Base Currency using the Agent’s Spot Rate of Exchange on the day such calculation is made.

(g)	A Loan relates to and an Asset Specific Loan Balance or Loan or is allocated to an Asset and an Asset relates or is allocated to a Loan if so specified in Schedule 17 (Loans and Assets) unless a Lender has specified otherwise pursuant to Clause 10.5 (Reallocation of Eligible Collateral).

1.3	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.4	Business Days

If a date referred to in this Agreement is not a Business Day, the relevant date shall be postponed to the first following day that is a Business Day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a Business Day.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a multicurrency loan facility in a maximum aggregate amount from time to time outstanding equal to the Total Maximum Credit.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Transaction Documents are several. Failure by a Finance Party to perform its obligations under the Transaction Documents does not affect the obligations of any other party under the Transaction Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Transaction Documents.

(b)	Subject to the terms and conditions of this Agreement, during the Availability Period the Borrower may borrow and, (and for the avoidance of doubt, notwithstanding that the Availability Period has come to an end, and the Borrower shall be entitled to and to the extent required by this Agreement shall), make repayments hereunder, provided that, notwithstanding the foregoing, no Lender shall have any obligation to make a Loan to the Borrower in excess of its Available Credit.

(c)	The rights of each Finance Party under or in connection with the Transaction Documents are separate and independent rights and any debt arising under the Transaction Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(d)	A Finance Party may, except as otherwise stated in the Transaction Documents, separately enforce its rights under the Transaction Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the acquisition or funding of Eligible Collateral and the purchase of Interest Rate Protection Agreements relating to such Eligible Collateral.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

SECTION 3

LOANS

4.	CONDITIONS OF LOANS

4.1	Initial conditions precedent

The Borrower may not deliver its initial Request for Borrowing unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders, promptly upon being so satisfied.

4.2	Further conditions precedent

The Agent will only be obliged to comply with a Request for Borrowing if (i) on the Effective Date the representations and warranties made by each Obligor under each Finance Document are true in all material respects; and (ii) on any proposed Funding Date:

(a)	the Borrower has complied with the provisions of Part II and III of Schedule 2 (Conditions Precedent);

(b)	the Repeating Representations to be made by the Borrower and any other representations and warranties made by an Obligor under each Finance Document (other than this Agreement) are true in all material respects and in the case of the Repeating Representations, are deemed to be made by the Borrower by reference to the facts and circumstances then existing;

(c)	the procedures set out in Clause 5 (Procedure for Loans) have been complied with; and

(d)	the Availability Period has not expired.

4.3	Conditions Subsequent

On or before 5:00 p.m. (New York time) on the Cut Off Date, the Borrower shall provide the Agent with all of the documents and other evidence listed in Part B of Part VI of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders, promptly upon being so satisfied.

5.	PROCEDURE FOR LOANS

5.1	Preliminary Approval of Eligible Collateral

In respect of any assets which the Borrower proposes to be included in the Borrowing Base and to be granted as security to the Security Trustee pursuant to the First Ranking Debenture the Borrower shall:

(a)	submit to the Agent a Preliminary Due Diligence Package for the Agent’s review and approval;

(b)	not later than 5 Business Days after the Agent has received a complete Preliminary Due Diligence Package, the Agent may: (i) request in the Agent’s sole but good faith discretion additional information that the Agent shall specify on a Supplemental Due Diligence List; (ii) notify the Borrower of the Asset Value for the Proposed Eligible Collateral; or (iii) deny, in the Agent’s sole and absolute discretion, the Borrower’s request for a Loan hereunder; and

(c)	in the event of a request for supplemental information by the Agent pursuant to paragraph (b)(i) of Clause 5.1, the Agent shall thereafter advise the Borrower in accordance with paragraph (b)(ii) of Clause 5.1 or paragraph (b)(iii) not later than 5 Business Days following receipt of the requested information.

The Agent’s failure to respond to the Borrower’s request shall be deemed to be a denial of the Borrower’s request for a Loan, unless otherwise agreed to between the Borrower and the Agent in writing. Nothing in this Clause 5.1 or elsewhere in this Agreement shall, or be deemed to prohibit the Agent from determining in its sole but good faith discretion the adequacy, completeness and appropriateness of or from disapproving any and all financial and other underwriting data required to be supplied by the Borrower under this Agreement.

5.2	Final Approval of Proposed Eligible Collateral

In the event that the Agent notifies the Borrower of the Asset Value for the Proposed Eligible Collateral and the Borrower desires to obtain a Loan secured by the Proposed Eligible Collateral the Borrower shall:

(a)	notify the Agent of the Advance Rate selected by the Borrower with respect to such Loan which for greater certainty shall not cause the Lenders’ Net Aggregate Exposure and the Lenders’ Net Exposure for such Loan to exceed 80% and 85%, respectively;

(b)	satisfy the conditions precedent set forth in Part I and/or II, as applicable, of Schedule 2 (Conditions Precedent); and

(c)	provide the Agent, for the Agent’s review, the following to the extent not otherwise included in the Preliminary Due Diligence Package:

(i)	Environmental and Engineering. If applicable an environmental report and an engineering report, each in form and substance satisfactory to the Agent, by an engineer and environmental consultant reasonably acceptable to the Agent.

(ii)	Appraisal. If applicable an Appraisal.

(iii)	Insurance. With respect to Eligible Collateral that is secured on real property, certificates or other evidence of insurance demonstrating insurance coverage in respect of such real property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the related Collateral Documents or the finance documents related to such Eligible Collateral. Such certificates or other evidence shall indicate that the lead lender on the whole loan in which the Borrower is a participant will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favour of such additional insured with respect to the property policies required to be maintained under the related Collateral Documents.

(iv)	Survey. With respect to the Collateral, and to the extent obtained by the Borrower from the Collateral Obligor at the origination of the underlying loan, relating thereto, a current survey of such real property in a form reasonably satisfactory to the Agent.

(v)	Security Search Reports. Satisfactory reports of any registered security interests, tax security, judgment and litigation searches and certificate of title reports and updates, as applicable, conducted by a reputable law firm reasonably acceptable to the Agent with respect to the Collateral, the Borrower and the related Collateral Obligor; such searches to be conducted in each location the Agent shall reasonably designate.

(vi)	Security Instruments. All security instruments and documents granting, to the extent not already done so by the First Ranking Debenture, to the Security Trustee a perfected first ranking security interest in the Eligible Collateral (and in or over any Interest Rate Protection Agreements held by the Borrower with respect thereto) which shall be subject to no additional security interest except as expressly permitted by the Agent. Such security instruments and documents shall contain such representations and warranties concerning the Eligible Collateral and such other terms as shall be reasonably satisfactory to the Agent.

(vii)	Opinions of Counsel. A copy of an opinion to the underlying lender on the Eligible Collateral and its successors and assigns from counsel to the Collateral Obligor on the underlying loan transaction, as applicable, as to the enforceability of the loan documents governing such transaction and such other matters as the Agent shall require (including, without limitation, opinions as to due formation and incorporation, authority, choice of law and perfection of security interests).

(viii)	Additional Real Property Matters. To the extent obtained by the Borrower from the Collateral Obligor relating to any Asset at the origination of the underlying loan or equity interest relating thereto, the Borrower shall have delivered to the Agent such other real estate related certificates and documentation as may have been requested by the Agent pursuant to the terms of this Agreement, such as reports or certificates on title or other information in connection with the relevant real property.

(ix)	Eligible Collateral. In the case of Eligible Collateral which represents a participation interest in a Mortgage Loan, in addition to the delivery of the items in paragraphs (vi) and (vii) of Clause 5.2, the Agent shall have received all documentation specified in paragraphs (i) and (v) of Clause 5.2 as if the underlying mortgage loan were the direct Collateral to the extent the Borrower possesses such documentation or has access to such documentation because it was provided to the related lead lender and made available to the Borrower and, in addition, all documents evidencing the Eligible Collateral, including, but not limited to, an original participation certificate and the related participation agreement.

(x)	B Notes, Mezzanine Notes, and Preferred Equity Interests. In the case of a B Note, or Mezzanine Loan or Preferred Equity Interest, the Agent shall have received all documentation specified herein as if the underlying loan were the direct item of Collateral and, in addition, all documentation evidencing or otherwise relating to such B Note, Mezzanine Loan or Preferred Equity Interest, as applicable.

(xi)	CMBS. In the case of CMBS, the Agent shall have received (a) a copy of the applicable servicing agreement, trust deed, participation agreement or similar document governing the issuance and administration of the CMBS; (b) a copy of any new issue asset summary books; (c) copy of the applicable prospectus or offering memorandum; (d) to the extent that the CMBS is certificated, an original of the relevant certificate duly endorsed in blank to the Security Trustee; (e) to the extent that the CMBS is not certificated, all documents requested by the Agent to confirm that the CMBS is being held in an appropriate security account or such other evidence of confirmation of the sale to the Agent as the Agent shall require; and (f) a copy of any other agreement or instrument evidencing or otherwise governing the CMBS.

(xii)	Other Documents. The Agent shall have received such other documents as the Agent or its counsel shall request with respect to each or any Asset.

5.3	Collateral Approval or Disapproval

Following the date upon which the Borrower satisfied the conditions set out in Clause 5.2 (Final Approval of Proposed Eligible Collateral), or has delivered such items or documents fully executed, if applicable, in final form, the Agent shall either:

(a)	if the Collateral Documents with respect to the Collateral or the security interest to be granted over such Collateral in favour of the Security Trustee are not reasonably satisfactory in form and substance to the Agent, notify the Borrower that the Lender has not approved the Proposed Eligible Collateral; or

(b)	notify the Borrower and the Custodian that the Agent has approved the Proposed Eligible Collateral as Eligible Collateral and such notice shall identify the documents to be delivered to the Custodian in connection with such Eligible Collateral pursuant to Clause 5.2 (Final Approval of Proposed Eligible Collateral) and Part II and Part III of Schedule 2 (Conditions Precedent) and the party whom the Agent shall designate to record or register and/or file, as the case may be, any security interest or any document or agreement evidencing such security interest necessary to perfect the Security Trustee’s security interest in the Eligible Collateral.

The terms of delivery and filing and/or recordation or registration of such security interest shall if the Agent and the Security Trustee deem it necessary to do so be set forth in a separate agreement between the Agent, the Security Trustee and their designee. The Agent’s failure to respond to the Borrower within 2 Business Days shall be deemed to be a denial of the Borrower’s request that the Agent approve the Proposed Eligible Collateral, unless the Agent and the Borrower have agreed otherwise in writing.

5.4	Procedure for Loan with Respect to Eligible Collateral

Once the Agent has approved the Eligible Collateral in accordance with Clause 5.3 (Collateral Approval or Disapproval) above the Borrower may request a Loan hereunder, on any Business Day during the period from and including the Effective Date to and including the day falling 15 Business Days prior to the Termination Date, by delivering to the Agent, with a copy to the Security Trustee, a Request for Borrowing, which request must be received by the Agent prior to 2:00 p.m., 1 Business Day prior to the requested Funding Date provided that if the Borrower requests a Loan to be made in Yen, then the Borrower shall deliver the Request for Borrowing no later than 2 Business Days prior to the requested Funding Date.

5.5	Completion of Request for Borrowing

The Request for Borrowing shall:

(a)	attach a schedule identifying the Eligible Collateral that the Borrower proposes to grant by way of security to the Security Trustee and to be included in the Borrowing Base;

(b)	specify the Funding Date;

(c)	specify the Advance Rate selected by the Borrower, which in no event shall cause: (i) the Lenders’ Net Aggregate Exposure to exceed 80%; and (ii) the Lenders’ Net Exposure for such Loan to exceed 85%;

(d)	specify the Applicable Margin;

(e)	specify the account into which the aggregate amount of the Loan will be transferred;

(f)	specify the currency and amount of the Loan in order to comply with Clause 6 (Optional Currencies); and

(g)	attach a certificate signed by a Responsible Officer of the Borrower certifying as to the truth, accuracy and completeness of the above, which certificate shall specifically include a statement that the Borrower is in compliance with any requirements of any Governmental Authority and is qualified to do business in all required jurisdictions.

Contemporaneously with the delivery of Request for Borrowing the Borrower shall deliver to the Agent, with a copy to the Custodian, a Custodial Identification Certificate along with the accompanying Collateral Schedule with respect to all proposed Eligible Collateral. In the event the Borrower revokes the Request for Borrowing delivered to the Agent, the Borrower shall be liable to pay, no later than 1 Business Day after written request from the Agent, and hereby agrees to indemnify and hold the Agent and the Lenders harmless from and against, all losses, costs and expenses incurred by the Agent or the Lenders in connection with the revocation of such Request for Borrowing.

5.6	Delivery of Collateral Files and Finance Documents.

In connection with the approval of the Eligible Collateral and the delivery of a Request for Borrowing the Borrower shall comply with the following requirements,

(a)	The Borrower shall deliver the Collateral Files in the following manner:

(i)	in the case of Eligible Collateral that is not Table Funded Eligible Collateral, the Borrower shall deliver to the Custodian no later than 3:00 p.m., 2 Business Days prior to the Funding Date all fully executed original or copy documents and instruments required by the Agent to comprise the Collateral File; and

(ii)	in the case of Table Funded Eligible Collateral, the Borrower shall deliver to the Custodian no later than 3 Business Days after the Funding Date all fully executed original or copy documents and instruments required by the Agent to comprise the Collateral File.

(b)	No later than 5:00 p.m., 1 Business Day prior to each Funding Date, the Borrower shall provide the Custodian with a final Custodial Identification Certificate and related Collateral Schedule with respect to the Eligible Collateral, indicating any changes, if any, from the Custodial Identification Certificate and related Collateral Schedule heretofore delivered to the Agent and the Custodian pursuant to Clause 5.5 (Completion of Request for Borrowing) above.

(c)	If the Borrower shall deliver the Request for a Borrowing pursuant to Clause 5.4 (Procedure for Loan with respect to Eligible Collateral) and all conditions precedent set forth in Clauses 5.1 (Preliminary Approval of Eligible Collateral), 5.2 (Final Approval of Proposed Eligible Collateral), 5.3 (Collateral Approval or Disapproval), 5.4 (Procedure for Loan with respect to Eligible Collateral) and Parts I and II of Schedule 2 (Conditions Precedent) have been met, and provided no Default or Event of Default shall have occurred and be continuing, the Agent shall advise the Lender(s) and the Lender(s) shall make a Loan to the Borrower on the Funding Date, in the amount so requested and approved by the Agent.

(d)	Subject to the satisfaction of the conditions set out in this Clause 5 and to the provisions of Schedule 2 Parts I and II, a Loan will be made available to the Borrower on the Funding Date by no later then 3:00 p.m., on such date, and the funds comprised in such Loan will then be made available to the Borrower by the Lender transferring, via wire transfer, to the relevant account identified by the Borrower in the related Request for Borrowing in the aggregate amount of such Loan in funds immediately available to the Borrower. The Agent may consider on a case-by-case basis in its sole and absolute discretion, alternative funding arrangements requested by the Borrower.

(e)	From time to time, the Borrower shall forward to the Custodian additional original documents or additional documents evidencing any: (i) assumption, modification, consolidation or extension of a Collateral Document comprising a portion of the Collateral; or (ii) any amendment to the operative documents with respect to Other Approved Collateral, in each case approved by the Agent in accordance with the terms of this Agreement and upon receipt of any such other documents, the Custodian shall hold such other documents as the Agent shall request from time to time.

(f)	With respect to any documents which have been delivered or are being delivered to recording or registration offices for recording or registration and have not been returned to the Borrower in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, the Borrower shall deliver to the Custodian a true copy thereof with a certificate of a Responsible Officer of the Borrower certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. The Borrower shall deliver such original documents to the Custodian promptly when they are received.

(g)	Notwithstanding anything in this Agreement to the contrary, if the Borrower proposes that Other Approved Collateral should serve as the Collateral for a Loan, then the procedure for the approval of such Other Approved Collateral, shall follow, mutatis mutandis, the procedures described in Clauses 5.1 (Preliminary Approval of Eligible Collateral), 5.2 (Final Approval of Proposed Eligible Collateral), 5.3 (Collateral Approval or Disapproval), paragraphs (a) - (d), (f) and (g) of this Clause 5.6 and such other procedures including those set out in Schedule 2 Part III as the Agent shall in its sole discretion require.

5.7	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Funding Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Credit to the Total Maximum Credit immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case on or about 11:00 a.m.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

The Borrower shall select the currency and amount of a loan in a Request for Borrowing.

6.2	Currency and amount

The currency specified in a Request for Borrowing shall be any Optional Currency but not dollars.

6.3	Unavailability of a currency

If on the Funding Date:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the Borrower to that effect on the Funding Date. In this event, any Lender that gives notice pursuant to this Clause 6.3 will be required to participate in the Loan in the Base Currency, Yen, sterling or euros as the relevant Lender may select in an amount equal to that Lender’s proportionate amount of the proposed Loan converted to the selected currency at the Agent’s Spot Rate of Exchange for the purchase of the requested optional currency at or around 11:00 a.m. on the relevant Funding Date. Such Lender’s participation will be treated as a separate Loan denominated in the Base Currency, Yen, sterling or euros as the Lender may indicate during the relevant Interest Period.

6.4	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.7 (Lenders’ participation).

SECTION 4

CASH MANAGEMENT

7.	CASH FLOW AND ASSET REPORTING

7.1	Collateral Disposal Report

The Borrower shall, on the date of any Permitted Disposal, notify the Agent and the Security Trustee of:

(a)	the amount (including currency) of the Collateral Disposal Receipt relating to that Permitted Disposal;

(b)	the Borrower Bank Account into which such Collateral Disposal Receipt has been or will be paid;

(c)	the Asset subject to such Permitted Disposal; and

(d)	if the amount of the Collateral Disposal Receipt is less than the Release Price, the amount of such shortfall.

7.2	Borrower Monthly Report

The Borrower shall furnish the Agent with a report (in a form agreed with the Agent) no later than 9.00 a.m. on the Interest Payment Date falling at the end of each Collection Period:

(a)	detailing in relation to all payments credited to the Borrower Bank Accounts during that Collection Period:

(i)	the amount of such payment;

(ii)	the currency of such payment;

(iii)	the Borrower Bank Account into which such payment was made;

(iv)	if the payment relates to an Asset, the Asset to which such payment relates; and

(v)	if the payment does not relate to an Asset, the details of what the payment relates to;

(vi)	what amount of such payment represents a Principal Receipt and what amount of such payment represents a Revenue Receipt;

(b)	detailing the amount of bank fees and expenses debited from the Borrower Bank Accounts by the Account Bank during that Collection Period;

(c)	a report on principal, interest and other amounts received by AHR Capital Limited and Anthracite Secured Interest LLC for the most recently completed monthly period and a report on amounts paid under the Custodial and Account Control Agreement on the last Remittance Date;

(d)	detailing for each Asset, on an Asset by Asset basis, the principal outstanding balance of that Asset;

(e)	attaching reports relating to the cash flow of the other Anthracite Borrowers which such Anthracite Borrowers are required to provide

(f)	attaching reports on the Property underlying the Anthracite Collateral Assets of the other Anthracite Borrowers which such Anthracite Borrowers are required to provide;

(g)	attaching any report provided by any servicer or Anthracite Collateral Obligor of Anthracite Collateral Assets to any Anthracite Group Company; and

(h)	detailing delinquencies and losses under Anthracite Collateral Assets.

8.	CASH MANAGEMENT

8.1	Payment into Borrower Bank Accounts

During the term of this Agreement and for so long as any amount is outstanding under any Finance Documents, the Borrower shall:

(a)	ensure that all amounts payable to it are paid directly into the Borrower Bank Account denominated in the currency of the amount payable unless there is no such Borrower Bank Account in such currency, in which case such amount shall be paid into the Borrower Euro Account, unless directed otherwise by the Agent; and

(b)	ensure that, to the extent that such amounts are not paid directly into the relevant Borrower Bank Account, those amounts are paid, promptly upon receipt, into the relevant Borrower Bank Account denominated in the currency of the Receipt.

8.2	Payment from Borrower Bank Accounts

Payments from the Borrower Bank Accounts shall be made in accordance with Section 3 (Transfers To and From Collection Account; Control) of the Bank Agreement. All moneys received by the Agent pursuant to such payments from the Borrower Bank Accounts shall be held by the Agent on trust for the Lenders until such time as the Agent pays those funds on to the Lenders for application in accordance with the provisions of Clause 8.3 (Priority of Payments).

8.3	Priority of Payments

The Agent shall (i) on each Interest Payment Date pay all amounts received by it in accordance with Clause 8.2 and (ii) on any Business Day pay Cash Management Account Receipts received by it in accordance with the following order of priority (and where necessary, prior to such payment, exchange the same into to the appropriate currency at the Agent’s Spot Rate of Exchange on the date of payment):

(a)	Principal Receipts shall be paid, following receipt by the Agent of a copy of a demand for payment of taxes from a German Finanzamt to the Borrower, to that German Finanzamt in satisfaction of the German tax liability of the Borrower set out in such demand;

(b)	Revenue Receipts shall be paid, pro rata to the relevant amounts due, to Accrued Interest and Accrued Fees;

(c)	provided that relevant Lender does not determine that such Principal Receipts were applied in accordance with paragraph (a) above, the Agent shall pay Principal Receipts to the Lenders (in the amount required for application by the Lenders in accordance with this paragraph) and the Lenders apply the same to the Asset Specific Loan Balance of the Loan relating to the Asset from which such Principal Receipts were paid;

(d)	the Agent shall pay Receipts remaining after any application pursuant to the paragraphs above to the Lenders (in the amount required for application by the Lenders in accordance with this paragraph) and the Lenders shall apply the same to such Asset Specific Loan Balance or Asset Specific Loan Balances selected by the Lenders in such amounts determined by the Lenders;

(e)	the Agent shall pay Cash Management Account Receipts to the Lenders (in the amount required for application by the Lenders in accordance with this paragraph) and the Lenders shall apply the same to such Asset Specific Loan Balance or Asset Specific Loan Balances selected by the Lenders in such amounts determined by the Lenders;

(f)	on and after the date on which no Loan remains outstanding, the Agent shall pay all amounts remaining after any application pursuant to the paragraphs above to the Lenders (in the amount required for application by the Lenders in accordance with this paragraph) and the Lenders shall apply the same to the First Deferred Restructuring Fee;

(g)	on and after the date on which no Loan remains outstanding, the Agent shall pay all amounts remaining after any application pursuant to the paragraphs above to the Lenders (in the amount required for application by the Lenders in accordance with this paragraph) and the Lenders shall apply the same to the Second Deferred Restructuring Fee;

(h)	after the date on which no Deferred Restructuring Fee remains outstanding, the Agent shall pay any balance to the Cash Management Account.

8.4	No Borrower Monthly Report

In the event that the Agent has not received the report referred to in Clause 7.2 (Borrower Monthly Report) by 11.00 a.m. on the relevant Interest Payment Date, the Lender may:

(a)	determine whether an amount represents a Principal Receipt or a Revenue Receipt;

(b)	not apply Receipts in accordance with paragraph (c) of Clause 8.3 (Priority of Payments).

SECTION 5

REPAYMENT, PREPAYMENT AND CANCELLATION,

MANDATORY REPAYMENT OR PLEDGE

9.	REPAYMENT

9.1	Repayment by Termination Date

The Borrower shall repay the aggregate outstanding principal amount of the Loans, all accrued and unpaid interest thereon and all other unpaid amounts on the Termination Date.

9.2	Postponement of Termination Date

The Borrower may, no later than 30 days prior to the Original Termination Date, request the Lenders to postpone the repayment obligation under Clause 9.1 (Repayment by Termination Date) by amending the definition of Termination Date to refer to the Postponed Termination Date. The Lenders may agree to such request at their sole and absolute discretion and if they do so the definition of Termination Date shall be so amended.

9.3	Transfer of Eligible Collateral

In the event that:

(a)	the Agent receives, no later than 30 days prior to the Original Termination Date, a revised Budget including the period from the Original Termination Date to the Postponed Termination Date, in the form of the original Budget and in substance acceptable to the Lenders in their sole discretion exercised in good faith;

(b)	since the Fourth Effective Date, there has been no breach of Clause 10.3 (Mandatory repayment);

(c)	no Anthracite Default and no Paydown Target Deficiency has occurred and is continuing at any time from (and including) the date falling 30 days prior to the Original Termination Date to (and including) the Original Termination Date; and

(d)	the Lenders elect not to agree or have not agreed by the close of business in New York on the Original Termination Date, pursuant to Clause 9.2 (Postponement of Termination Date), to change the Termination Date to the Postponed Termination Date,

no Event of Default under Clause 23.1 (Non-payment) shall occur by virtue of the Borrower failing to repay the Loans on the Original Termination Date if, between the day falling 10 Business Days prior to the Original Termination Date and the Original Termination Date (in each case exclusive), either:

(i)	the Borrower assigns all Assets to the Lenders; or

(ii)	if the Lenders so elect no later than the Original Termination Date, all shares in the Borrower are assigned to the Lenders and the assets of the Borrower are not subject to any Encumbrance other than any Encumbrance whose sole beneficiaries of which are the Lenders, the Agent and the Security Trustee, under documentation in form and substance acceptable to the Lenders (acting reasonably) free and clear of any Encumbrance, with full title guarantee no later than the Original Termination Date. Upon such assignment referred to in paragraph (i) above, all obligations of the Borrower to the Lenders, Agent and the Security Trustee under the Finance Documents shall be deemed to have been satisfied.

10.	REPAYMENT, PREPAYMENT AND CANCELLATION

10.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	the Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the relevant Loan of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the relevant Loan made to the Borrower on the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

10.2	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than 2 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of such Loan by a minimum amount of $100,000), provided that any such prepayment shall be accompanied by an amount representing any accrued but unpaid amounts due under the Finance Documents (including any fees under Clause 14 (Fees)) if applicable.

10.3	Mandatory repayment

(a)	The Borrower shall repay the Loans in the amounts and at the times determined in accordance with Clause 8.3 (Priority of Payments).

(b)	In addition to any repayment or prepayment contemplated in this Clause 10, the Borrower shall repay Loans (such Loans and Asset Specific Loan Balances to be selected by the Lenders in such amounts selected by the Lenders) with Cash Management Account Receipts (but only to the extent that they represent Payment Amortization Payments (as defined in the Custodial and Account Control Agreement) paid in accordance with Section 2(d)(iii)(c) of the Custodial and Account Control Agreement) in an aggregate amount equal to no less than $1,250,000 on each of the first 12 Remittance Dates falling after the Fourth Effective Date.

10.4	Mandatory prepayment

With respect to any Asset, the Borrower shall prepay to the Agent an amount equal to the amount of casualty or condemnation proceeds (if any) paid to, or for the benefit of, the Borrower or any Collateral Obligor in respect of such Asset that is destroyed to the extent that the Borrower is not required under the underlying collateral documents with the Collateral Obligor to reserve, escrow, re-advance or apply such proceeds for the benefit of such

Collateral Obligor or the underlying collateral. So long as no Default or Event of Default has occurred and is then continuing, such amounts paid to the Agent shall be applied in reduction of the Asset Specific Loan Balance relating to such Asset. Each voluntary prepayment received during the continuation of any Default or Event of Default hereunder shall be applied in accordance with provisions contained in Clause 15 of the First Ranking Debenture.

10.5	Reallocation of Eligible Collateral

Notwithstanding anything in this Agreement, a Lender may in its sole discretion, in respect of any Asset relating to a Loan payable to it, on the Business Day following any Interest Payment Date and at any time after the occurrence of a Credit Event which is continuing reallocate that Asset to another Loan. Such Lender shall promptly notify the Borrower of such reallocation.

10.6	Increase and decrease in Loan

Notwithstanding anything in this Agreement, a Lender may in its sole discretion, on the Business Day following any Interest Payment Date and at any time after the occurrence of a Credit Event which is continuing:

(a)	decrease any Loan and any Asset Specific Loan Balance of any Loan payable to that Lender in an amount determined by such Lender in its sole discretion; and

(b)	increase or create any Loan or Loans and any Asset Specific Loan Balance or Asset Specific Loan Balances of such Loan or Loans payable to that Lender in the same aggregate amount (and, where such Loan or Loans are not denominated in the same currency (the “Second Currency”) as the currency (the “First Currency”) of the Loan referred to in paragraph (a), the relevant increase pursuant to this paragraph (b) shall be in an amount determined by applying the Agent’s spot rate of exchange for the purchase of the Second Currency with the First Currency in the London foreign exchange market at or about 11:00 a.m. on the date of such increase), provided that no decrease in accordance with paragraph (a) above may occur without the increase referred to in paragraph (b) above and vice versa. For the purposes of paragraph (b) above, the creation or increase of any Loan and any Asset Specific Loan Balance may, notwithstanding anything in this Agreement (including Clause 6.2 (Currency and amount), be denominated in dollars. Such Lender shall promptly notify the Borrower of such decrease and increase.

10.7	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or, (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of a Loan of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Loan of that Lender shall immediately be reduced to zero.

(c)	Promptly after the Borrower has given notice under paragraph (a), the Borrower shall repay that Lender’s participation in that Loan.

10.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Funding Costs (except in the case of a prepayment under paragraphs (b) and (d) of Clause 10.4 and paragraph (b) of Clause 13.2 in respect of which the applicable Funding Costs shall be waived), without premium or penalty, except for all amounts due under Clause 14 (Fees) hereof.

(c)	No part of the Facility which is repaid or prepaid may be re-borrowed.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Total Maximum Credit except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Maximum Credit cancelled under this Agreement may be subsequently reinstated.

(f)	So long as no Default or Event of Default has occurred and is then continuing, each voluntary prepayment pursuant to Clause 10.2 (Voluntary Prepayment of Loans) shall be applied to reduce any Asset Specific Loan Balance as designated by the Borrower to the Agent in writing.

(g)	Each voluntary prepayment pursuant to Clause 10.2 (Voluntary Prepayment of Loans) received during the continuation of any Default or Event of Default hereunder shall be applied in such manner as the Security Trustee shall determine in its sole and absolute discretion subject always to the provisions contained in Clause 15 of the First Ranking Debenture.

11.	RELEASE OF TRANSACTION SECURITY

11.1	Assignment of Eligible Collateral

In the event that the Borrower is to assign the Eligible Collateral to the Lenders pursuant to Clause 9.3 (Transfer of Eligible Collateral) the Agent may and, if the Borrower requests to the Agent to do so, shall instruct:

(a)	the Security Trustee to release all First Ranking Security over the shares in the Borrower on the date of such assignment;

(b)	the Security Trustee to release all First Ranking Security over such Eligible Collateral on the date of such assignment; and

(c)	the Collateral Agent to release all Second Ranking Security over such Eligible Collateral on the date of such assignment.

11.2	Assignment of shares in Borrower

In the event that the shares in the Borrower are to be assigned to the Lenders pursuant to Clause 9.3 (Transfer of Eligible Collateral) the Agent may and, if the Borrower requests to the Agent to do so, shall instruct:

(a)	the Security Trustee to release all First Ranking Security over the shares in the Borrower on the date of such assignment;

(b)	the Collateral Agent to release all Second Ranking Security over the shares in the Borrower on the date of such assignment; and

(c)	the Collateral Agent to release all Second Ranking Security over the Eligible Collateral held by the Borrower, on the date of such assignment.

11.3	Permitted Disposal

In relation to any Eligible Collateral subject to a Permitted Disposal, the Agent shall instruct:

(a)	the Security Trustee to release any First Ranking Transaction Security over that Eligible Collateral at a time determined by the Agent,; and

(b)	the Collateral Agent to release any Second Ranking Security over that Eligible Collateral,

but in any event not later than the date on which the Collateral Disposal Receipt is received in the Borrower Bank Accounts.

SECTION 6

COSTS OF LOAN

12.	INTEREST

12.1	Calculation of Interest

The Agent shall calculate the rate of interest on each Loan for each Interest Period which will be the percentage rate per annum which is the aggregate of:

(a)	the Applicable Margin;

(b)	the greater of:

(i)	2 per cent. per annum; and

(ii)	LIBOR or, in relation to any Loan in euro, EURIBOR, plus;

(c)	Mandatory Costs, if any.

12.2	Payment of Interest

On each relevant Interest Payment Date the Borrower shall pay all accrued and unpaid interest on each Loan in respect of the preceding Interest Period.

12.3	Default Interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably) (the “Post Default Rate of Interest”). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

12.4	Notification of rates of interest

The Agent shall at the request of a Lender or the Borrower notify the requesting party of the determination of the rate of interest applicable to any Interest Period under this Agreement.

12.5	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations

Subject to Clause 13.2 (Market disruption), if LIBOR, or if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation on or about 11:00 am on the Quotation Day, LIBOR, or if applicable, EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan then the Borrower shall be notified promptly thereof by the Agent and the rate of interest shall be the sum of:

(i)	the Applicable Margin;

(ii)	the rate notified to the Agent by each Lender of such Loan as soon as practicable and in any event before interest is due to be paid in respect of the correct Interest Period in respect of such Loan, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in a Loan.

(b)	Promptly after determination of the rate of interest in relation to a Loan in accordance with paragraph (a) of Clause 13.2, the Agent shall notify the Borrower of such rate of interest whereupon the Borrower shall either: (i) proceed with the Loan at the rate of interest provided for in this Agreement; (ii) prepay the Loan in relation to which the rate of interest in paragraph (a) of Clause 13.2 was determined; or (iii) revoke the Request for Borrowing in relation of which the rate of interest was determined in paragraph (a) of Clause 13.2.

(c)	In this Agreement “Market Disruption Event” means:

(i)	at 11:00 am on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR, or if applicable, EURIBOR for the relevant Interest Period; or

(ii)	the Lender determines in its discretion that before close of business in London on the Quotation Day for calculating interest the Agent receives notifications from a Lender that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR, or if applicable, EURIBOR.

13.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing to a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Agent and the Borrower, be binding on all Parties.

(c)	During the period of negotiations set forth in paragraph (a) above the rate of interest shall be either:

(i)	the rate of interest on such Loan during the last Interest Period preceding the Market Disruption Event; or

(ii)	if no interest rate existed in respect of such Loan prior to the Market Disruption Event then the rate of interest calculated in accordance with Clause 13.1 above.

Following the determination of the rate of interest in accordance with paragraph (a) above such rate of interest shall be deemed to be the rate of interest in respect of such Interest Period, replacing the default rate of interest stipulated under this paragraph (c) and the amount paid, or overpaid, by the Borrower to the Agent in respect of the difference between the two such interest rates, if any, shall forthwith be paid to the Agent or Borrower as the case may be.

14.	FEES

14.1	Commitment Fee

No Commitment Fee shall be payable by the Borrower hereunder.

14.2	Deferred Restructuring Fee

In respect of each Loan, the Borrower shall pay the Lenders the Deferred Restructuring Fee which shall become due for payment on the earlier of:

(a)	the date on which the last of the Loans is reduced to zero;

(b)	the Termination Date; and

(c)	the date on which a notice is sent by the Agent pursuant to Clause 23.13 (Acceleration),

in accordance with Clause 8.3 (Priority of Payments) provided that for the purposes of paragraph (a) above and Clause 23.1 (Non-payment), no Event of Default shall occur for a failure to pay any Deferred Restructuring Fee in accordance with paragraph (a) above if there is no breach of Section 2(d)(iii) of the Custodial and Account Control Agreement and Clause 7 (Cash Flow and Asset Reporting) and Clause 8 (Cash Management).

SECTION 7

ADDITIONAL PAYMENT OBLIGATIONS

15.	TAX GROSS UP AND INDEMNITIES

15.1	Definitions

(a)	In this Agreement:

“Codified Banking Directive” means EU Council Directive 2000/12/EC of 20 March 2000.

“Irish Taxes Act” means the Taxes Consolidation Act, 1997 of the Republic of Ireland, as amended.

“Protected Party” means a Finance Party, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means any of the following persons:

(a)	the holder of a licence for the time being in force granted under section 9 of the Irish Central Bank Act 1971 or an authorised credit institution under the terms of EU Council Directive 2000/12/EC of 20 March 2000 which has duly established a branch in the Republic of Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in the Republic of Ireland provided in each case it is carrying on a bona fide banking business in the Republic of Ireland and its Facility Office is located in the Republic of Ireland; or

(b)

(i)	a person that is resident for the purposes of tax in a member state of the European Communities (other than the Republic of Ireland) or in a territory with which the Republic of Ireland has concluded a double taxation treaty that is in effect (residence for these purposes to be determined in accordance with the laws of the territory of which the lender claims to be resident); or

(ii)	a U.S. corporation, provided the U.S. corporation is incorporated in the U.S. and subject to tax in the U.S. on its worldwide income; or

(iii)	a U.S. LLC, provided the ultimate recipients of the interest are resident in and under the laws of a country with which the Republic of Ireland has a double taxation treaty or registered in and under the laws of a member state of the European Communities (other than the Republic of Ireland) and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes;

provided in each case at (i), (ii) or (iii) the Lender is not carrying on a trade or business in the Republic of Ireland through an agency or branch with which the interest paid on the Facility is connected; or

(c)	a Treaty Lender; or

(d)	a body corporate which is resident in the Republic of Ireland for the purposes of Irish tax or which carries on a trade in the Republic of Ireland through a branch or agency:

(i)	which advances money under the Facility in the ordinary course of a trade which includes the lending of money; and

(ii)	in whose hands any interest payable in respect of the Facility is taken into account in computing the trading income of the company; and

(iii)	which has complied with all of the provisions of Section 246(5)(a) of the Irish Taxes Act, including making the appropriate notifications thereunder to the Irish Revenue Commissioners and to the relevant Obligor and has not ceased to be a company to which Section 246(5)(a) applies; or

(e)	a qualifying company within the meaning of Section 110 of the Irish Taxes Act.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of a Treaty;

(ii)	does not carry on a business in the Republic of Ireland through a permanent establishment with which the Lender’s commitment under the Facility is effectively connected; and

(iii)	has completed any procedural formalities reasonably available to it to enable the relevant payment to be made without a Tax deduction.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the Republic of Ireland which makes provision for full exemption from tax imposed by the Republic of Ireland on interest.

(b)	Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a reasonable determination made in the good faith discretion of the person making the determination.

15.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify each Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the Republic of Ireland from a payment of interest on a Loan, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority;

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall complete all procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	The Initial Lender represents to the Borrower that, on the Effective Date, it is a Qualifying Lender within the meaning of paragraph (b)(ii) of the definition of Qualifying Lender.

(i)	The Lender shall promptly notify the Borrower and the Agent in the event that it ceases to be a Qualifying Lender.

15.3	Tax indemnity

(a)	The Borrower shall (within 3 Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 15.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 15.2 (Tax gross-up) but was not so compensated solely because the exclusion in paragraph (d) of Clause 15.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

15.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

15.5	Stamp taxes

The Borrower shall pay and, within 3 Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, except for any such Taxes payable in connection with any transfer or assignment by any Lender of the rights, benefits or obligations under this Agreement (including, without limitation the entry into of a Transfer Certificate).

15.6	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document and payable to the Finance Party, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT if payable to the Supplier. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

16.	INCREASED COSTS

16.1	Increased costs

(a)

Subject to Clause 16.3 (Exceptions) the Borrower shall, within 5 Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i)

the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Loan or funding or performing its obligations under any Finance Document.

16.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

(a)	Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implication, application or compliance is by a government, regulator or Finance Party).

(b)	In this Clause 16.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 15.1 (Definitions).

17.	OTHER INDEMNITIES

17.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within 3 Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.	COSTS AND EXPENSES

18.1	Indemnification and Expenses

(a)	The Borrower agrees to hold each Finance Party and their Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, and any other Transaction Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, or any other Transaction Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or wilful misconduct.

(b)	Without limiting the generality of the foregoing in clause 18.1(a) the Borrower agrees to hold any Indemnified Party harmless and indemnify such Indemnified Party against all Costs with respect to all Collateral relating to or arising out of:

(i)	the occurrence of a Default;

(ii)	a failure by an Obligor to pay any amount due under a Transaction Document on its due date, including without limitation, any cost, loss or ability or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Request for Borrowing but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(v)	in the case of the Agent, (i) investigating any event which it reasonably believes is a Default (and a Default then exists), (ii) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; and

(vi)	any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices, and predatory lending practices, that, in each case, results from anything other than such Indemnified Party’s gross negligence or wilful misconduct.

(c)	In any suit, proceeding or action brought by an Indemnified Party in connection with any Collateral for any sum owing thereunder, or to enforce any provisions of any Collateral Document or Transaction Document, the Borrower will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defence, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of any other agreement, indebtedness or liability at any time owing to or in favour of such account debtor or obligor or its successors from the Borrower.

(d)	The Borrower also agrees to reimburse an Indemnified Party within 5 Business Days of when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

18.2	Costs

The Borrower agrees to pay within 5 Business Days of when billed by the Agent or a Lender all of the out-of-pocket costs and expenses incurred by the Agent or such Lender in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, and the Transaction Documents or any other document prepared in connection herewith or therewith. The Borrower agrees to pay within 5 Business Days when billed by a Lender and the Agent all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation (i) all the reasonable fees, disbursements and expenses of counsel to such Lender and the Agent and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by such Lender and the Agent with respect to Collateral under this Agreement, including, but not limited to, those costs and expenses incurred by a Lender or the Agent pursuant to Clause 18.1 (Indemnification and Expenses), Clause 36.1 (Servicing) and Clause 36.2 (Periodic Due Diligence Review) (it being understood and agreed that neither the Agent nor the Lender has incurred any costs under this Clause 18.2 as of the date of this Agreement) hereof.

19.	MITIGATION BY THE LENDERS

19.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10.1 (Illegality), Clause 15 (Tax gross up and indemnities), Clause 16 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Transaction Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Transaction Documents.

19.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS AND WARRANTIES

The Borrower makes the representations and warranties set out in this Clause 20 to each Finance Party on the Effective Date and the Repeating Representations on each day of this Agreement from the Effective Date unto and including the Termination Date.

20.1	Status and Name

(a)	The Borrower is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	The Borrower has the power to own its assets and carry on its business as it is being conducted.

(c)	On the Effective Date the exact legal name of the Borrower is AHR Capital MS Limited.

(d)	The Borrower is a wholly owned Subsidiary of the Guarantor and has no Subsidiaries.

(e)	The Borrower, as of the date hereof:

(i)	maintains its registered head office and head office in the Republic of Ireland;

(ii)	holds all meetings of its board of directors in the Republic of Ireland;

(iii)	has not opened any office or branch outside of the Republic of Ireland; and

(iv)	has not knowingly done anything (except to the extent that entering into the Finance Documents and the performance of their terms cause it to be so resident) which may result in the Borrower creating an establishment in another jurisdiction other than the Republic of Ireland.

(f)	(based on the representations and warranties contained in sub-clause 20.1(e)(i) to 20.1(e)(iv) inclusive) The Borrower believes that its “centre of main interests” for the purposes of Council Regulation (EC) No. 1346/2000 of 20 May 2000 is in the Republic of Ireland and that it has no establishment (for the purposes of such Regulation) other than in the Republic of Ireland.

20.2	Binding obligations

The obligations expressed to be assumed by the Borrower in each Transaction Document are, subject to the Reservations, legal, valid, binding and enforceable obligations.

20.3	Non-conflict with other obligations

The entry into and performance by the Borrower of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

20.4	Power and authority

The Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents. No authorisations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Borrower of the Transaction Documents or for the legality, validity, or subject to the Reservations, the enforceability thereof, except for filings, recordings and registrations in respect of the security created pursuant to the Transaction Document.

20.5	Validity and admissibility in evidence

All authorisations required:

(a)	to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which the Borrower is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

20.6	Governing law and enforcement

(a)	The choice of English law as the governing law of the Transaction Documents purporting to be governed by English law to which the Borrower is a party will be recognised and enforced in its jurisdiction of incorporation.

(b)	The choice of New York law as the governing law of the Transaction Documents purporting to be governed by New York law to which the Borrower is a party will be recognised and enforced in its jurisdiction of incorporation.

(c)	The choice of Irish law as the governing law of the Transaction Documents purporting to be governed by Irish law to which the Borrower is a party will be recognised and enforced in its jurisdiction of incorporation.

(d)	Subject to the Reservations, any judgment obtained in England in relation to a Transaction Document purporting to be governed by English law will be recognised and enforced in the Borrower’s jurisdiction of incorporation.

(e)	Subject to the Reservations, any judgment obtained in New York in relation to a Transaction Document purporting to be governed by New York law will be recognised and enforced in the Borrower’s jurisdiction of incorporation.

(f)	Subject to the Reservations, any judgment obtained in the Republic of Ireland in relation to a Transaction Document purporting to be governed by Irish law will be recognised and enforced in the Borrower’s jurisdiction of incorporation.

20.7	Deduction of Tax

The Borrower is not required to make any deduction for or on account of Tax from any payment it may make under any Transaction Document.

20.8	No filing or stamp taxes

Under the law of the jurisdiction of the Borrower’s incorporation it is not necessary that the Transaction Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents except for the delivery to the Companies Registration Office in the Republic of Ireland within 21 days of their creation of the particulars of the security interests created by the Borrower pursuant to the First Ranking Debenture and the Second Ranking Debenture and each other security document entered into by the Borrower.

20.9	No default

(a)	No Event of Default and on the date of this Agreement and on any Funding Date no Default is continuing or might reasonably be expected to result from the making of any Loan.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on the Borrower or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

20.10	Pari passu ranking

The Borrower’s payment obligations under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations preferred by law applying to companies generally.

20.11	Litigation

There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to the best of its knowledge, threatened) or other legal or arbitrable proceedings affecting the Borrower or affecting any of the Property of them before any Governmental Authority that:

(a)	questions or challenges the validity or enforceability of any the Anthracite Finance Documents or any action to be taken in connection with the transactions contemplated hereby;

(b)	makes a claim or claims in an aggregate amount greater than $5,000,000;

(c)	which, individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect; or

(d)	requires filing with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934 (US) (the “1934 Act”) or any rules thereunder which filing has not been made.

20.12	Taxation

(a)	The Borrower has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

(b)	The Borrower is not materially overdue in the filing of any Tax returns.

(c)	No claims are being or are reasonably likely to be asserted against it with respect to Taxes.

20.13	Asset Security

(a)	The Borrower has not assigned, pledged, or otherwise conveyed or encumbered the Anthracite Assets to any person except under the Anthracite Finance Documents and except for such security interests that were released simultaneously with the security interests which were granted under the relevant Anthracite Finance Document.

(b)	The Borrower was, immediately prior to the granting of security over the Assets pursuant to the relevant Anthracite Finance Documents, the sole owner of the Assets and (except for Second Ranking Security Documents, Encumbrances created under first ranking security granted to the relevant Anthracite Senior Creditors) had good and marketable title thereto, free and clear of all security interests and other Encumbrances.

(c)	No Asset over which the Borrower granted security under the Anthracite Finance Documents was acquired (by purchase or otherwise) by it from one of its Affiliates.

(d)	The provisions of the First Ranking Security Documents are effective to create in favour of the Security Trustee and the provisions of the Anthracite Second Ranking Security Documents are effective to create in favour of the Collateral Agent a valid security interest in all right, title and interest of the relevant Anthracite Obligors in, to and under the Anthracite Assets.

20.14	Jurisdiction of Organisation

On the Effective Date and the Fourth Effective Date the Borrower’s jurisdiction of incorporation and location of its registered office is the Republic of Ireland.

20.15	Location of Books and Records

The location where the Borrower keeps its books and records, including all computer tapes and records relating to the Collateral, is its registered office.

20.16	True and Complete Disclosure

(a)	The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrower to the Agent in connection with the negotiation, preparation or delivery of the Anthracite Finance Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

(b)	All written information furnished after the date hereof by or on behalf of the Borrower to the Agent in connection with this Agreement and the other Anthracite Finance Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

(c)	Any financial projection or forecast furnished by or on behalf of the Borrower to the Agent in connection with any Anthracite Finance Document has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(d)	There is no fact known to a Responsible Officer of the Borrower, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Finance Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Agent for use in connection with the transactions contemplated hereby or thereby.

20.17	Defined Benefit Scheme

The Borrower does not maintain a pension scheme in respect of which there is an unfunded deficit.

20.18	Business Affairs

(a)	The Borrower’s business and affairs have at all times been, and will at all times be, managed, controlled and conducted in its own name as an identifiable business, separate, independent and identifiable from the business of the other Obligor or any other person;

(b)	The Borrower’s records, books, accounts and minutes have at all times been, and will continue at all future times to be, maintained separate and distinct from those of the other Anthracite Obligor or any other person;

(c)	The Borrower’s assets and liabilities and the funds have at all times been, and will continue at all future times to be, kept separate and distinct from the other Anthracite Obligors and any other person; and it has received, deposited, withdrawn, paid and disbursed, and will at all future times receive, deposit, withdraw, pay and disburse, all monies, funds and receivables in the ordinary course of its business and in a manner separate and distinct from the other Anthracite Obligors and any other person;

(d)	The Borrower has not paid and will not pay, and is not and will not become liable for, any debt of the other Anthracite Obligors or any other person; and

(e)	That all dealings and transactions of the Borrower with all other persons have at all times been and will continue at all times to be at arms-length.

20.19	Borrower Irish Tax Requirements

The Borrower satisfies the Borrower Irish Tax Requirements.

20.20	Borrower Documents

Other than the Transaction Documents, the Subordinated Loan Agreement, the Corporate Services Agreement and the Investment Management Agreement, the Borrower has not entered into any other agreements or instruments save for such agreements or instruments as may have been agreed to in advance of their entry into by the Borrower by the Security Trustee.

20.21	Group Structure Chart and intra-group Indebtedness

(a)	To the best of the Borrower’s knowledge, after making due enquiry, the Group Structure Chart shows the names of and all shareholdings in (and the percentage amount of such shareholdings) all Affiliates of Anthracite.

(b)	To the best of the Borrower’s knowledge, after making due enquiry, no Indebtedness exists between any Anthracite Group Company and any other Anthracite Group Company other than Indebtedness between the Borrower and Anthracite under the Subordinated Loan Agreement, Indebtedness between the DB Borrower and Anthracite under the DB Subordinated Loan Agreement and Indebtedness between the BoA Borrowers and Anthracite under the BoA Subordinated Loan Agreements.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Loan is in force.

21.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, the unaudited balance sheet of the Borrower as at the end of such period and the related unaudited statement of income and retained earnings, statement of cash flows and statement of equity for the Borrower for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Borrower, which certificate shall state that said financial statements fairly present the financial condition and results of operations of the Borrower in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b)

as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower as at the end of such fiscal year and the related statement of income and retained earnings, consolidated statement of cash flows and statement of equity for the Borrower for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognised national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(c)	upon any Finance Party’s request:

(i)	such other information regarding the operation of any Anthracite Collateral Asset and/or any Property or of the Anthracite Group Companies, or the financial condition, operations, compliance with the Finance Documents or business of the Anthracite Group Companies as may be requested by any Finance Party, including all business plans prepared by or for any Anthracite Party within 10 days of request. Such reporting will include without limitation, details of the cash accounts of each Anthracite Party at the end of each month a schedule of their respective unfunded commitments; and

(ii)	(subject to any contractual confidentiality obligation owed to the relevant Anthracite Collateral Obligor which is binding on the Borrower and which existed prior to the relevant Asset being acquired by the Borrower and subject to any confidentiality requirement binding on the Borrower at law) a copy of any financial or other report any Anthracite Group Company shall receive from any Anthracite Collateral Obligor with respect to any of its Property (including, any Anthracite Collateral Asset) within 15 days after an Anthracite Group Company’s receipt thereof.

(d)	at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) of this Clause 21.1 a certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, the Borrower during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Finance Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default except as specified in such certificate (and, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Borrower has taken or proposes to take with respect thereto).

21.2	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly, and in any event within 10 days after service of process on any of the following, give to the Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to any Anthracite Group Company’s knowledge threatened) or other legal or arbitration proceedings affecting any Anthracite Group Company or affecting any of the Property of any Anthracite Group Company before any Governmental Authority that:

(i)	questions or challenges the validity or enforceability of any of the Anthracite Finance Documents or any action to be taken in connection with the transactions contemplated hereby;

(ii)	makes a claim or claims in an aggregate amount greater than $1,000,000;

(iii)	which, individually or in the aggregate, if adversely determined, could be reasonably likely to have an Anthracite Group Company MAE; or

(iv)	requires filing with the Securities and Exchange Commission in accordance with the 1934 Act and any rules thereunder which filing has not been made; and

(b)	promptly, such further information regarding the financial condition, business and operations of any Anthracite Group Company as any Finance Party (through the Agent) may reasonably request.

21.3	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent (not more than twice annually commencing on the date of this Agreement), the Borrower shall supply to the Agent a certificate signed by a Responsible Officer certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

22.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document.

22.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would have a Material Adverse Effect.

22.3	No dealing with assets

The Borrower shall not, except with the prior consent of the Agent:

(a)	assign, transfer, sell, lease, exchange, convey, discount, dispose of or deal with any Property or asset, other than any Permitted Disposal;

(b)	grant, create or permit to exist any Encumbrance over (including the grant of security or trust over or the occurrence of execution or diligence in respect of) all or any of the benefit of any Property or asset other than the security granted over the Assets pursuant to the Second Ranking Security Documents; and

(c)	permit the release of any person from any obligation in respect of any Property or asset.

22.4	Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

22.5	Change of Business

The Borrower shall make no substantial change to the general nature of its business from that carried on at the date of this Agreement.

22.6	Taxation

The Borrower shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent (i) that such payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) where such payment can be lawfully withheld).

22.7	Loans and Guarantees

The Borrower shall not, save as permitted under the Finance Documents, make any loans, grant any credit or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

22.8	Syndication

At the cost of the Lenders, the Borrower shall provide reasonable assistance in the preparation of the Information Memorandum and the primary syndication of the Facility (including, without limitation, by making senior management available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

22.9	Existence, Etc.

The Borrower will:

(a)	comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws, all laws with respect to unfair and deceptive lending practices and predatory lending practices) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(b)	keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(c)	not move its registered head office from the address referred to in Clause 20.14 (Jurisdiction of Organisation) or change its jurisdiction of organisation from the jurisdiction referred to in Clause 20.14 (Jurisdiction of Organisation);

(d)	permit representatives of the Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Property or assets, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Agent; and

(e)	not amend or permit the amendment of its memorandum and articles of association without the prior written consent of the Security Trustee and thereafter shall provide the Agent and the Security Trustee with copies of all amendments to the memorandum and articles of association or other organisational, constitutional or governing documents of the Borrower within 5 Business Days of the date of the subject amendment.

22.10	No establishment

The Borrower shall not knowingly establish an “establishment” as that term is used in Article 2(h) of the EU Insolvency Regulation outside of the Republic of Ireland, except to the extent that entering into the Finance Documents and the performance of their terms cause it to be resident and which may result in the Borrower creating an “establishment” as that term is used in Article 2(h) of the EU Insolvency Regulation.

22.11	Notices

The Borrower shall give notice to the Agent and the Security Trustee:

(a)	promptly upon receipt of notice or knowledge of the occurrence of any Anthracite Default;

(b)	with respect to any Asset over which security has been granted to the Security Trustee under the First Ranking Security Documents or the other Finance Documents hereunder, immediately upon receipt of any principal prepayment (in full or partial) of such Asset including, but not limited to, the receipt of any condemnation and casualty proceeds;

(c)	with respect to any Asset over which security has been granted to the Security Trustee under the First Ranking Security Documents or the other Finance Documents, immediately upon receipt of notice or knowledge that the underlying Encumbered Property has been materially damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Asset Value of such Asset; and

(d)	promptly upon receipt of notice or knowledge of (i) any default related to any Asset; (ii) any security interest (other than the security interests created by any of the First Ranking Security Documents or by the other Finance Documents) on, or claim asserted against, any of the Asset; or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect.

(e)	promptly upon any material change in the market value of any or all of the Borrower’s assets;

Each notice pursuant to this Clause shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto.

22.12	Assets

(a)	The Borrower shall not acquire any Asset or other assets save in the manner contemplated by this Agreement and with the prior written consent of the Agent, and, in particular and for the avoidance of doubt, following acquisition by the Borrower of the Charlotte Asset, shall not acquire any further interest in the Charlotte Credit Facility whether by operation of the provisions of any intercreditor deed related to the Charlotte Asset or otherwise without the prior written consent of the Agent.

(b)	The Borrower shall not amend or permit the amendment of any documents or agreements pertaining to any Asset without the prior written consent of the Agent and the Security Trustee.

22.13	Limitation on security

The Borrower will defend the Collateral against, and will take such other action as is necessary to remove, any security, security interest or claim on or to the Collateral, other than the security interests created under this Agreement, and the Borrower will defend the right, title and interest of the Security Trustee in and to any of the Collateral against the claims and demands of all persons whomsoever.

22.14	Servicer

The Borrower shall not cause the Collateral to be serviced by any servicer other than a servicer mutually agreed to by the Agent and the Borrower.

22.15	No Adverse Selection

The Borrower shall not select the Collateral in a manner so as to adversely affect the Lenders’ interests.

22.16	Specific Covenants of the Borrower

During the term of this Agreement and for so long as any amount is outstanding under any Finance Documents, the Borrower, unless permitted by the Finance Documents shall not:

(a)	pay dividends or make other distributions to its members;

(b)	incur or permit to subsist any Indebtedness whatsoever other than:

(i)	the Indebtedness of the Borrower pursuant to the Subordinated Loan Agreement; and

(ii)	with the prior written consent of the Agent, to hedge its exposure under the Subordinated Loan Agreement with a third party.

(c)	make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person;

(d)	be a member of a VAT Group;

(e)	surrender any losses to any other company;

(f)	have any employees or premises or have any subsidiary undertaking within the meaning of Regulation 4 of the European Communities (Companies Group Accounts) Regulation 1992, as amended, of the Republic of Ireland or become a director of any company;

(g)	have an interest in any bank account other than the Borrower Bank Accounts unless such account or interest is permitted or contemplated by the Finance Documents;

(h)	have an interest in any securities account other than the Borrower Securities Account unless such account or interest is permitted or contemplated by the Finance Documents;

(i)	permit the validity or effectiveness of any of the Security Trustee’s security to be impaired or to be amended, hypothecated, subordinated, terminated or discharged;

(j)	acquire any interest in real property.

(k)	engage in any business or agreements other than:

(i)	acquiring, holding, managing and disposing of the assets of the Borrower comprised in the Eligible Collateral;

(ii)	entering into, exercising its rights and performing its obligations under or enforcing its rights under the Finance Documents and the other agreements ancillary thereto or contemplated thereby; or

(iii)	performing any act incidental to or necessary in connection with any of the above;

(l)	not permit or consent to any of the following occurring:

(i)	its books and records being maintained with or co-mingled with those of any other person or entity;

(ii)	its bank accounts and the debts represented thereby being co-mingled with those of any other person or entity;

(iii)	its assets or revenues being co-mingled with those of any other person or entity; or

(iv)	its business being conducted other than in its own name.

(m)	procure that, with respect to itself:

(i)	separate financial statements in relation to its financial affairs are maintained;

(ii)	all corporate formalities with respect to its affairs are observed;

(iii)	separate stationery, invoices and cheques are used;

(iv)	it always holds itself out as a separate entity; and

(v)	any known misunderstandings regarding its separate identity are corrected as soon as possible.

22.17	Borrower Irish Tax Requirements

The Borrower shall fulfil the Borrower Irish Tax Requirements.

22.18	Most Favoured Nation

(a)	In the event that an Anthracite Borrower is subject to a covenant which makes, modifies, amends or supplements any covenant to any other person that is more restrictive or onerous on that Anthracite Borrower than as those set forth in Clause 21 (Information Undertakings) and Clause 22 (General Undertakings) or covenants to such person on a matter not covenanted in Clause 21 (Information Undertakings) and Clause 22 (General Undertakings) the Borrower shall promptly notify the Agent thereof and execute an amendment to this Agreement in a form acceptable to the Agent whereby the Borrower makes the same (or substantially the same) covenant(s) (each, a “Restrictive Covenant”) to the Lenders, Security Trustee and Agent, which Restrictive Covenant(s) shall be in addition to (and not in lieu of) the Borrower’s covenants and obligations under this Agreement. With respect to such amendment, the Borrower shall, if requested by the Agent, deliver to the Agent no later than the time of such amendment an opinion of counsel to the Borrower acceptable to the Agent in its sole discretion.

(b)	The Borrower shall promptly notify the Agent (together with evidence reasonably satisfactory to the Agent) if compliance with any of the Restrictive Covenants is waived by the beneficiary thereof, and, in such event, for so long as such waiver is in effect, a breach of such Restrictive Covenant shall not constitute a default under this Agreement (provided that none of the other covenants in Clause 21 (Information Undertakings) and Clause 22 (General Undertakings) are breached); and

(c)	Prior to the Borrower entering into any modification, supplement or amendment of a Restrictive Covenant made in favour of any person, the Borrower shall:

(i)	execute a further amendment to this Agreement in a form acceptable to the Agent whereby the applicable Restrictive Covenant shall be modified, supplemented or amended; and

(ii)	deliver to the Agent an opinion of counsel to the Borrower acceptable to the Agent in its sole discretion.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default.

23.1	Non-payment

(a)	The Borrower shall default in the payment of any principal of or interest on any Loan when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment or repayment).

(b)	An Anthracite Obligor shall default in the payment of any other amount payable by it under any Transaction Document after notification by any Anthracite Senior Creditor or agent thereof of such default, and such default shall have continued unremedied for 5 Business Days.

(c)	A Paydown Target Deficiency occurs and continues for a period of 90 days.

23.2	Breach under Guarantee

Any of the covenants and/or other obligations of the Guarantor contained in the Guarantee has been breached.

23.3	Other obligations

An Anthracite Obligor does not comply with any provision of the Transaction Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Breach under Guarantee); or shall fail to observe or perform any other covenant or agreement contained in any Transaction Documents and such failure to observe or perform shall continue for a period of 30 days (following notice of such default) unless a shorter cure period is established in any Transaction Document, in which event the shorter cure period shall be applicable; or shall fail to fulfil the Conditions Subsequent to the satisfaction of the Agent by 5:00 p.m. (New York time) on the Cut Off Date (or, in the case the Condition Subsequent to provide evidence that all Borrower Bank Accounts are subject to the Bank Agreement set out at paragraph (l) of Part B of Part VI of Schedule 2 (Conditions Precedent), by no later than 15 days after the Cut Off Date).

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Anthracite Obligor in any Transaction Document or any other document delivered by or on behalf of any Anthracite Obligor under or in connection with any Transaction Document (including in particular, and notwithstanding the following provisions in this Clause 20.4, the representation and statement made in Schedule 11, under the heading “Anthracite Notes’ Representations and Warranties” numbered 12) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made or furnished (other than, save as provided above, the representations and warranties set forth in Schedule 11 (Representations and Warranties Re: Eligible Collateral), which shall be considered solely for the purpose of determining the Asset Value of the Asset; unless (i) the Borrower shall have made any such representations and warranties with knowledge that they were materially false or misleading at the same time; or (ii) any such representations and warranties have been determined by the Agent in its sole discretion to be materially false or misleading on a regular basis).

23.5	Cross default

(a)	Any Indebtedness of any Anthracite Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Indebtedness of any Anthracite Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Indebtedness of any Anthracite Obligor is cancelled or suspended by a creditor of such Anthracite Obligor as a result of an event of default (however described).

(d)	Notwithstanding anything contained in this Clause 23.5, other than Indebtedness that is MS Indebtedness, no Event of Default will occur under this Clause 23.5 if the aggregate amount of such Indebtedness falling within paragraphs (a) to (c) above is less than $5,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	An Anthracite Obligor is unable or is deemed to be unable or admits inability to pay its debts as they fall due or suspends making payments on any of its debts.

(b)	The value of the assets of any Anthracite Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Anthracite Obligor.

(d)	The Borrower or AHR Capital DB Limited is unable to pay its debts within the meaning of section 214 of the Companies Act, 1963, as amended, of the Republic of Ireland.

(e)	Any corporate action is taken by an Anthracite Obligor for the suspension of its debts generally (or any class of them) or for a declaration of a moratorium of its debt (or any class of it).

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other such procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, Examinership or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Anthracite Obligor other than a solvent liquidation or reorganisation of any Anthracite Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Anthracite Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, Examiner, compulsory manager, trustee in bankruptcy or other similar officer in respect of any Anthracite Obligor or any of its assets; or

(d)	enforcement of any security interest over any assets of any Anthracite Obligor, or any analogous procedure or step is taken in any jurisdiction.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets and is not discharged within 5 days in respect of the Borrower and 21 days in respect of any other Anthracite Obligor.

23.9	Unlawfulness

It is or becomes unlawful for an Anthracite Obligor to perform any of its obligations under the Transaction Documents.

23.10	Repudiation

An Anthracite Obligor repudiates a Transaction Document or evidences an intention to repudiate a Transaction Document.

23.11	Restructuring Events of Default

Each of the following events shall constitute an Event of Default hereunder:

(a)	any BoA Default or DB Default occurs;

(b)	other than Permitted CDO Acquisitions and such transactions approved by each of the Anthracite Senior Creditors, the entering into of any transaction pursuant to which an Anthracite Group Company acquires an asset or otherwise makes a new investment (including, but not limited to, the repurchase or retirement of any Indebtedness of any other obligations of any Anthracite Group Company);

(c)	the payment by an Anthracite Group Company of:

(i)	any dividends on its common and/or preferred stock (other than the minimum required to maintain its status as a REIT); or

(ii)	any management fees or incentive fees or any other payment to a BlackRock Group Company (other than payments permitted pursuant to Section 2 (Cash Management Account) of the Custodial and Account Control Agreement) in a form other than stock;

(d)	an Anthracite Group Company raises new equity capital (whether common stock or other unsecured capital) and fails to pay the proceeds received (after paying required amortisation and expenses) to the Cash Management Account;

(e)	an Anthracite Group Company makes any payment on account of principal to a BlackRock Group Company in respect of any Indebtedness;

(f)	an Anthracite Group Company makes a payment that is not contemplated by the Budget or has not otherwise been approved by each of the Anthracite Senior Creditors;

(g)	failure of any Anthracite Group Company to transfer Unrestricted Cash to the Cash Management Account on a monthly basis;

(h)	the payment by an Anthracite Group Company of any obligation or liability not otherwise permitted by the Budget or which has not otherwise received the prior written consent of the Lender and the other Anthracite Senior Creditors;

(i)	the payment by Anthracite or any of its Subsidiaries to BlackRock Financial Management or any other Blackrock Group Company on account of principal due under any credit agreement, repurchase agreement, or other credit facility between Anthracite or any of its Subsidiaries, on the one hand, and BlackRock Financial Management or any Blackrock Group Company, on the other hand, other than Permitted Blackrock Payments;

(j)	any Anthracite Group Company defaults in the payment of any principal of, or interest on, any Unsecured Anthracite Note (whether at stated maturity, upon acceleration or at mandatory or optional prepayment), and, before the end of any applicable grace period, that Anthracite Group Company shall have failed to (a) obtain a forbearance or enter into a definitive restructuring with respect to such Unsecured Anthracite Notes on terms satisfactory to the Agent and each other Anthracite Senior Creditor in their respective sole discretion, or (b) cure such failure.

23.12	Other Events of Default

Each of the following events shall constitute an Event of Default hereunder:

(a)	final judgment or judgments for the payment of money in excess of $5,000,000 (or its equivalent in the currency in which such judgment is rendered) in the aggregate shall be rendered against any Anthracite Obligor by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and such Anthracite Obligor shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal there from and cause the execution thereof to be stayed during such appeal;

(b)	any Transaction Document shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Anthracite Obligor unless replacements are entered into by the relevant Anthracite Senior Creditors prior to such events;

(c)	any Anthracite Obligor shall grant, or suffer to exist, any Encumbrance on any Anthracite Asset except, in the case of the Borrower, Encumbrances granted to the Security Trustee, in the case of the BoA Borrowers, Encumbrances granted to the BoA Finance Parties, in the case of the DB Borrowers, Encumbrances granted in favour of the DB Finance Parties, for all other Anthracite Obligors, Encumbrances granted in favour of the Collateral Agent and for all Anthracite Obligors pursuant to the Anthracite Second Ranking Security Documents;

(d)	the Encumbrances contemplated under the First Ranking Security Documents shall cease to be first priority perfected security on the Assets in favour of the Security Trustee or shall be security in favour of any person other than the Security Trustee;

(e)	the Encumbrances contemplated under the Common First Ranking Security Documents shall cease to be first priority perfected security on the relevant SPV Assets or the SPV Shares in favour of the Collateral Agent or shall be security in favour of any person other than the Collateral Agent;

(f)	the Encumbrances contemplated under the Anthracite Second Ranking Security Documents shall cease to be second priority perfected security on the relevant Anthracite Assets in favour of the Collateral Agent or shall be security in favour of any person other than the Collateral Agent;

(g)	the discovery by the Agent of a condition or event which existed at or prior to the date of the Fourth Amendment Deed and which the Agent, in its sole discretion, determines materially and adversely effects: (i) the condition (financial or otherwise) of any Anthracite Obligor; or (ii) the ability of either any Anthracite Obligor or the Finance Parties to fulfil its respective obligations under the Transaction Documents.

(h)	any materially adverse change in the Property, business, financial condition or prospects of any of any Anthracite Obligor shall occur, as determined by the Agent in its sole discretion, or any other condition shall exist which, in the Agent’s sole discretion, constitutes a material impairment of any Anthracite Obligor’s ability to perform its obligations under any of the Transaction Documents.

23.13	Acceleration

On and at any time after the occurrence of an Event of Default, which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Maximum Credit;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

23.14	Other Remedies on Event of Default

(a)	On and any time after an Event of Default which is continuing, the Security Trustee may, and shall if so directed by the Majority Lenders, by notice to the Custodian obtain physical possession of the Servicing Records and other files of the Custodian relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of the Agent or any third party acting for the Borrower.

(b)

If an Event of Default shall occur and be continuing, the Agent may, at its option, enter into one or more Interest Rate Protection Agreements covering all or a portion of the Eligible Collateral granted by way of security to the Security Trustee under the First Ranking Security Documents or the other Finance Documents, and the Borrower shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Agent relating to or arising out of such Interest Rate Protection Agreements, including without limitation any losses resulting from such Interest Rate Protection Agreements.

23.15	Proceeds

If an Event of Default shall occur and be continuing, (a) all proceeds of Collateral received by the Borrower consisting of cash, cheques and other near-cash items shall be held by the Borrower on trust for the Security Trustee, segregated from other funds of the Borrower, and shall forthwith upon receipt by the Borrower be turned over to the Security Trustee or as the Security Trustee may otherwise direct in the exact form received by the Borrower (duly endorsed by the Borrower to the Agent, if required). For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Collateral.

23.16	No Duty of the Security Trustee

The powers conferred on the Security Trustee hereunder are solely to protect the Security Trustee’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Security Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for its or their own gross negligence or wilful misconduct.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lender

Subject to this Clause 24, a Lender (the “Existing Lender”) may, without the consent of the Borrower:

(a)	assign any of its rights or transfer by novation any of its rights and obligations under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)	sell participations to one or more persons in or to all or a portion of its rights and obligations under this Agreement provided, however, that

(i)	the Existing Lender’s obligations under this Agreement shall remain unchanged;

(ii)	the Existing Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)	the Borrower shall continue to deal solely and directly with the Agent in connection with Existing Lender’s rights and obligations under and in respect of this Agreement and Finance Documents

(iv)	each participant shall be entitled to the additional compensation and other rights and protections afforded the Lender under this Agreement to the same extent as the Lender would have been entitled to receive them with respect to the participation sold to such participant.

24.2	Conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Initial Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 24.4 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or a Lender acting through its new Facility Office under Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased costs), then the New Lender or a Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or a Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	The Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Loan is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

24.4	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Transfer Certificate shall be substantially in the form set out at Schedule 5 to this Agreement and shall (i) indicate the category of Qualifying Lender that the person beneficially entitled to interest payable to the New Lender in respect of an advance under a Finance Document is (the “Beneficial Owner”); and (ii) in the case of a Beneficial Owner that is a Qualifying Lender within the meaning of paragraph (d) of the definition of Qualifying Lender set out in Clause 15.1 above, be accompanied by a copy of the notification it is required to make under Section 246(5)(a) of the Irish Taxes Act to the Irish Revenue Commissioners and the notification it is required to make under Section 246(5)(a) of the Irish Taxes Act to the relevant Obligor. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original the Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as “the Lender”.

24.5	Copy of Transfer Certificate to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

24.6	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, and the Anthracite Finance Documents as that the Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

24.7	Use of the Collateral

Notwithstanding anything to the contrary contained herein or in any Finance Documents, the Security Trustee shall have free and unrestricted use of all Collateral (subject to the provisions of the Finance Documents) and, except as provided below, nothing in this Agreement shall preclude the Security Trustee from engaging in repurchase transactions with the Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Collateral, on terms, and subject to conditions, within the Security Trustee’s absolute discretion. Nothing contained in this Agreement shall oblige the Security Trustee to segregate any Collateral delivered to the Security Trustee by the Borrower; provided however, the documents evidencing such repurchase transaction or pledge or hypothecation shall be consistent with the terms of this Agreement and the other Finance Documents including, but not limited to, the rights of the Borrower to have the Collateral delivered to the Borrower upon repayment of all of the Loans.

25.	CHANGES TO THE OBLIGORS

The Borrower may not assign or otherwise transfer any of its rights or transfer any of its rights or obligations under the Transaction Documents.

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT

26.1	Appointment of the Agent and the Security Trustee

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Transaction Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Transaction Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Transaction Documents are solely mechanical and administrative in nature.

26.3	No fiduciary duties

(a)	Except as provided in Clause 26.16 (Deduction from amounts payable by the Agent) nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

(b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.4	Business with Affiliates

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any Affiliate thereof.

26.5	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Request for Borrowing) is made on behalf of and with the consent and knowledge of the Guarantor.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Transaction Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Transaction Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.6	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as the Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as the Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Transaction Document.

26.7	Responsibility for documentation

The Agent is not:

(a)	responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Transaction Document or the Information Memorandum; or

(b)	responsible for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document.

26.8	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 29.9 (Disruption to Payment Systems etc.), the Agent will not be liable (including without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Transaction Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

26.9	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Maximum Credit or, if the Total Maximum Credit is then zero, to its share of the Total Maximum Credit immediately prior to their reduction to zero) indemnify the Agent, within 3 Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.9 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as the Agent under the Transaction Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.10	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor agent.

(c)	If the Majority Lenders have not appointed a successor agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor agent (acting through an office in the United Kingdom).

(d)	The Agent shall, at its own cost, make available to the successor agent such documents and records and provide such assistance as the successor agent may reasonably request for the purposes of performing its functions as the Agent under the Transaction Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Transaction Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.11	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.12	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

26.13	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document.

26.14	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.15	The Agent’s Management Time

Except for any amount to be paid to the Agent in respect of any proposed or actual syndication of a Loan (which amount shall be paid by the Lenders) any amount payable to the Agent under

Clause 18 (Costs and expenses) and Clause 26.9 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may agree with the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 14 (Fees).

26.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Transaction Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Transaction Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Transaction Documents that Party shall be regarded as having received any amount so deducted.

26.17	The Security Trustee as trustee

(a)	The Security Trustee declares that it holds all rights, title and interests in, to and under those Transaction Documents to which it is a party and expressed to be a trustee (acting as trustee for the Finance Parties), and all proceeds of the enforcement of such Transaction Documents, on trust for the Finance Parties from time to time. This trust shall remain in force even if the Security Trustee (in whatever capacity) is at any time the sole Finance Party.

(b)	The Security Trustee, in its capacity as trustee or otherwise under any Transaction Document is not liable for any failure:

(i)	to require the deposit with it of any title deed, any Transaction Document; or any other documents in connection with any Transaction Document;

(ii)	in it (or its solicitors) holding any title deed, any Transaction Document or any other documents in connection with any Transaction Document in its own possession or to take any steps to protect or preserve the same including permitting the Borrower to retain any such title deeds, any Transaction Documents or any other documents;

(iii)	to obtain any licence, consent or other authority for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any such Transaction Document;

(iv)	to effect or ensure registration of or otherwise protect any of the security created by any such Transaction Document by registering the same under the Land Registration Act 2002 or any other applicable registration laws in any jurisdiction or otherwise by registering any notice, caution or other entry prescribed by or pursuant to the provisions of the said Act or laws;

(v)	to take or require the Borrower to take any step to render the security created or purported to be created by or pursuant to any such Transaction Document effective or to secure the creation of any ancillary security under the laws of any jurisdiction;

(vi)	to require any further assurances in relation to any such Transaction Document; or

(vii)	to insure any asset or require any other person to maintain any such insurance or be responsible for any loss which may be suffered by any person as a result of the lack, or inadequacy or insufficiency, of any such insurance.

(c)	The Security Trustee may accept, without enquiry, any right or title that the Borrower may (or may purport to) have to any asset which is the subject of any such Transaction Document and shall not be bound or concerned to investigate or make any enquiry into the right or title of the Borrower to any such asset or to require the Borrower to remedy any defect in its right or title to the same.

(d)	Save as otherwise provided in the Finance Documents, all moneys, which under the trusts contained in any Finance Document are received by the Security Trustee in its capacity as trustee or otherwise, may be invested in the name of, or under the control of, the Security Trustee in any investment for the time being authorised by English law for the investment by a trustee of trust money or in any other investments which may be selected by the Security Trustee. Additionally, the same may be placed on deposit in the name of, or under the control of, the Security Trustee at such bank or institution (including the Security Trustee) and upon such terms as the Agent may think fit.

(e)	Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by any Finance Document. Where there are any inconsistencies between that Act and the provisions of that Finance Document, the provisions of that Finance Document shall, to the extent allowed by law, prevail and, in the case of any inconsistency with that Act, the provisions of that Finance Document shall constitute a restriction or exclusion for the purposes of that Act.

(f)	The perpetuity period for the trusts in this Agreement is 80 years.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with the First Ranking Debenture.

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with the First Ranking Debenture.

28.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Transaction Document, that Obligor or the Lender shall make the same available to the Agent (unless a contrary indication appears in a Transaction Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Transaction Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback) and Clause 26.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than 5 Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Transaction Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Transaction Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	No set-off by Obligors

All payments to be made by an Obligor under the Transaction Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.6	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day.

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.7	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which such Loan or Unpaid Sum is denominated on the due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.8	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.9	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Market Disruption Event has occurred or the Agent is notified by the Borrower that a Market Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Market Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.9; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.	SET-OFF

In addition to any rights and remedies of the Lender provided by this Agreement and by law, the Lender shall have the right, without prior notice to the Borrower, and such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits of the Borrower (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender provided that the failure to give such notice shall not affect the validity of such set-off and application.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party;

(c)	in the case of the Initial Lender, that identified with its name below; and

(d)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 5 Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Guarantor.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Transaction Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Transaction Documents;

(iii)	a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Loan;

(v)	a change to the Borrower or the Guarantor;

(vi)	any provision which expressly requires the consent of all Lenders; or

(vii)	Clause 27 (Conduct of Business by the Finance Parties), Clause 24 (Changes to the Lenders) or this Clause 35.

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.1	Servicing

(a)	The Borrower covenants to maintain or cause the servicing of the Collateral to be maintained in conformity with accepted and prudent servicing practices in the industry for the same type of collateral as the Collateral and in a manner at least equal in quality to the servicing the Borrower provides for mortgage loans, mezzanine loans and equity interests which it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default; or (ii) the transfer of servicing approved by the Borrower.

(b)	If the Collateral is serviced by the Borrower, (i) the Borrower agrees and acknowledges that the Security Trustee is the assignee by way of security of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Collateral (the “Servicing Records”). The Borrower covenants to safeguard such Servicing Records and to deliver them promptly to the Lender or its designee (including the Custodian) at the Security Trustee’s request.

(c)	If the Collateral is serviced by a third party servicer (such third party servicer, “the Servicer”), the Borrower (i) shall provide a copy of the servicing agreement to the Security Trustee and the Agent, which shall be in form and substance acceptable to the Agent, together with all addendums thereto (collectively, the “Servicing Agreement”); and (ii) shall provide a Servicer Notice to the Servicer substantially in the form of Schedule 16 (Servicer Notice) (a “Servicer Notice”) and shall cause the Servicer to acknowledge and agree to the same. Any successor or assignee of a Servicer shall be approved in writing by the Agent and shall acknowledge and agree to a Servicer Notice prior to such successor’s assumption of servicing obligations with respect to any or all of the Collateral.

(d)	If the servicer of the Collateral is the Borrower or the Servicer is an Affiliate of the Borrower, the Borrower shall provide to the Agent and the Security Trustee a letter from the Borrower or the Servicer, as the case may be, to the effect that upon the occurrence and during the continuance of an Event of Default, the Security Trustee may terminate any Servicing Agreement and in any event transfer servicing to the Security Trustee’s designee, at no cost or expense to the Security Trustee, it being agreed that the Borrower will pay any and all fees required to terminate the Servicing Agreement and to effectuate the transfer of servicing to the designee of the Security Trustee.

(e)	In the event the Borrower or its Affiliate is servicing the Collateral, the Borrower shall permit the Security Trustee and the Agent, upon advance written notice to the Borrower (unless a Default or Event of Default shall have occurred and be continuing, in which case no notice shall be required), from time to time to inspect the Borrower’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Security Trustee and the Agent that the Borrower or its Affiliate, as the case may be, has the ability to service the Collateral as provided in this Agreement.

(f)	Irrespective of whether the Servicer is the Borrower or a third party servicer, the Borrower undertakes to procure that any monies received in respect of or derived from the Collateral will be paid forthwith into a Borrower Bank Account.

36.2	Periodic Due Diligence Review

The Borrower acknowledges that the Agent and the Security Trustee has the right to perform continuing due diligence reviews (a “Due Diligence Review”) with respect to the Collateral and the manner in which they were originated, for the purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Borrower agrees that upon reasonable (but no less than 5 Business Days) prior notice to the Borrower (unless a Default or Event of Default shall have occurred and be continuing, in which case no notice shall be required), the Agent and the Security Trustee or its authorised representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Collateral Files and any and all documents, records, agreements, instruments or information relating to such Collateral in the possession or under the control of the Borrower and/or the Custodian. The Borrower also shall make available to the Agent and the Security Trustee a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Collateral Files and the Collateral. Without limiting the generality of the foregoing, the Borrower acknowledges that the Lenders may make the Loans to the Borrower based solely upon the information provided by the Borrower to the Agent and the representations, warranties and covenants contained herein, and that the Agent, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Collateral Files securing the Secured Obligations, including without limitation ordering new credit reports and new Appraisals from a valuer and in a form each reasonably acceptable to the Borrower on the related Encumbered Properties and otherwise re-generating the information used to originate such Eligible Collateral. The Agent may underwrite the Eligible Collateral itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Borrower agrees to cooperate with the Agent and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to the Eligible Collateral in the possession, or under the control, of the Borrower. The Borrower further agrees that the Borrower shall reimburse the Agent and the Security Trustee for any and all out-of-pocket costs and expenses incurred by the Agent and the Security Trustee in connection with the their respective activities pursuant to this Clause 36.2. Provided that the Borrower shall not reimburse the Agent in respect of any Due Diligence Review carried out in respect of the origination of any item of Collateral, sourced or provided by MS & Co.

36.3	Disclaimers

Each determination by the Agent of the Asset Value of one or more Assets or the communication to the Borrower of any other information pertaining to Asset Value under this Agreement shall be subject to the following disclaimers:

(a)	the Agent has assumed and relied upon, with the Borrower’s consent and without independent verification, the accuracy and completeness of the information provided by the Borrower and reviewed by the Agent. The Agent has not made any independent inquiry of any aspect of the subject Assets or collateral underlying such Asset or of the other assets or liabilities or creditworthiness of any Collateral Obligor. The Agent’s view is based on economic, market and other conditions as in effect on, and the information made available to the Agent as at, the date of any such determination or communication of information, and such view may change at any time without prior notice to the Borrower.

(b)	Asset Value determinations and other information provided to the Borrower constitute a statement of the Agent’s view of the value of one or more assets at a particular point in time and neither (i) constitute a bid for a particular trade, (ii) indicate a willingness on the part of the Agent or any Affiliate thereof to make such a bid, nor (iii) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.

(c)	Asset Value determinations and other information provided to the Borrower do not necessarily reflect the Agent’s internal bookkeeping or theoretical model-based valuations of the subject Assets or substantially similar assets.

(d)	Asset Value determinations and other information provided to the Borrower may vary significantly from valuation determinations and other information which may be obtained from other sources.

(e)	Asset Value determinations and other information provided to the Borrower are provided for information purposes only in furtherance of the provisions of this Agreement, and are not an offer to enter into, transfer and assign, or terminate any transaction.

(f)	Asset Value determinations and other information provided to the Borrower are communicated to the Borrower solely for its use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of the Agent, which consent the Agent may withhold or delay in its sole and absolute discretion.

(g)	the Agent makes no representations or warranties with respect to any Asset Value determinations or other information provided to the Borrower, the Agent nor the Lender shall be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to the Borrower, including as a result of any act of gross negligence or breach of any warranty.

(h)	Valuation indications and other information provided to the Borrower in connection with Clause 5 (Procedure for Loans) are only indicative of the Asset Value of the subject Asset submitted to the Agent for consideration thereunder, and may change without notice to the Borrower prior to, or subsequent to, the pledge by the Borrower of such Asset pursuant to Clause 5 (Procedure for Loans). No indication is provided as to the Agent’s expectation of the future value of such Asset.

(i)	Valuation indications and other information provided to the Borrower in connection Clause 5 (Procedure for Loans) are to be used by the Borrower for the sole purpose of determining whether to proceed in accordance with Clause 5 (Procedure for Loans) and for no other purpose.

37.	ENTIRE AGREEMENT

This Agreement and any document referred to in this Agreement constitute the entire agreement and understanding between the parties relating to the subject matter of this Agreement and supersede any previous agreements between the Parties relating to the subject matter of this Agreement.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement is governed by English law.

39.	ENFORCEMENT

39.1	Limited Recourse

(a)	Neither the Security Trustee or any Secured Party or any of the other parties hereto (nor any person acting on their behalf) shall be entitled at any time to institute against the Borrower, or join in any institution against the Borrower, of any bankruptcy, administration, monitoring, reorganisation, controlled management, arrangement, insolvency, examinership, winding up or liquidation proceedings or similar insolvency proceedings under any applicable bankruptcy or similar law in connection with any obligation of the Borrower under any Finance Document, save for lodging claims and exercising voting and all other rights available to creditors in the liquidation, winding-up, examinership or other insolvency or reorganisation proceedings of the Borrower which is initiated by another party or taking proceedings to obtain a declaration or judgment as to the obligation of the Borrower and provided that the Security Trustee or any Secured Party or any of the other parties hereto may appoint a receiver pursuant to the Law of Property Act, 1925 or the Conveyancing and Law of Property Act, 1881 of Ireland (as applicable) over any of the Borrower’s assets if entitled to do so in accordance with and pursuant to the First Ranking Debenture.

(b)	The Security Trustee each of the Secured Parties and the other parties hereto hereby agree that they shall have recourse in respect of any claim against the Borrower only to the assets of the Borrower (provided always that this clause 36.1(b) shall in no way restrict or diminish the rights of a Finance Party under the Guarantee which shall remain in full force and effect notwithstanding that the recourse against the Borrower hereunder is so limited). In furtherance of the foregoing sentence, no recourse shall be had for the payment or performance of any obligation or liability hereunder or under any Finance Document or any claim based thereon against any director, officer or independent contractor of the Borrower except in the case of gross negligence or fraud on the part of such a person or in the event of statutory liability arising as a result of breach of law by that person.

39.2	Jurisdiction

(a)	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 39.12 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.3	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Blackrock Group Limited of 33 King William Street, London EC4R 9AS as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE PARTIES

Part I

The Obligors

Name of Borrower	Registration number (or equivalent, if any)

AHR CAPITAL MS LIMITED	411989 (IRELAND)

Name of Guarantor	Registration number (or equivalent, if any)

ANTHRACITE CAPITAL, INC.	N/A

Part II

The Lenders

Maximum Credit
MORGAN STANLEY PRINCIPAL FUNDING, INC.	$300,000,000

SCHEDULE 2

[CONDITIONS PRECEDENT]

SCHEDULE 3

[REQUEST FOR BORROWING]

SCHEDULE 4

[MANDATORY COST FORMULAE]

SCHEDULE 5

[FORM OF TRANSFER CERTIFICATE]

SCHEDULE 6

[RESERVED]

SCHEDULE 7

[RESERVED]

SCHEDULE 8

[LMA FORM OF CONFIDENTIALITY UNDERTAKING ]

y:

SCHEDULE 9

[RESERVED]

SCHEDULE 10

[PRICING MATRIX]

SCHEDULE 11

[REPRESENTATIONS AND WARRANTIES RE: ELIGIBLE COLLATERAL]

SCHEDULE 12

[FORM OF CUSTODIAL AGREEMENT]

SCHEDULE 13

[FORM OF OPINIONS COUNSEL TO BORROWER]

SCHEDULE 14

[RESERVED]

SCHEDULE 15

[RESERVED]

SCHEDULE 16

[SERVICER NOTICE]

SCHEDULE 17

[LOANS AND ASSETS]

SCHEDULE 18

[SCHEDULED REPAYMENT ]